UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NATURAL GAS SERVICES GROUP, INC.
(Name of Registrant as Specified in its Charter)

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NATURAL GAS SERVICES GROUP, INC.
508 West Wall Street, Suite 550
Midland, Texas 79701

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on Thursday, June 21, 2018

The proxy statement and annual report to shareholders are available at
www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, June 21, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), will be held at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701 on Thursday, June 21, 2018 at 8:30 a.m., Central Time, for the purpose of considering and voting upon proposals:

1.	To elect two Directors to serve until the Annual Meeting of Shareholders to be held in 2021, or until their successors are elected and qualified;

2.	To consider an advisory vote on executive compensation of our named executive officers;

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2018; and

4.	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Only shareholders of record at the close of business on April 25, 2018 are entitled to notice of and to vote at the meeting and at any adjournment(s) of the meeting.  On that day, 13,085,607 shares of our common stock were outstanding and entitled to vote. A complete list of our shareholders entitled to vote at the meeting will be available for examination at our offices in Midland, Texas during ordinary business hours for a period of ten (10) days prior to the annual meeting.

Our Board of Directors recommends that you vote FOR the (i) election of the two director nominees named in this proxy statement, (ii) approval, on an advisory basis, of the compensation programs of our named executive officers, (iii) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.

BY ORDER OF THE BOARD OF DIRECTORS
April 30, 2018	/s/ Stephen C. Taylor
Stephen C. Taylor
Chairman of the Board, President and Chief Executive Officer

NATURAL GAS SERVICES GROUP, INC.

508 West Wall Street, Suite 550
Midland, Texas 79701

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 21, 2018

GENERAL INFORMATION

We are providing this proxy statement to you as part of a solicitation by the Board of Directors of Natural Gas Services Group, Inc. for use at our 2018 Annual Meeting of Shareholders and at any adjournment or postponement that may take place. We will hold the meeting at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701 on Thursday, June 21, 2018 at 8:30 a.m., Central Time.

We are taking advantage of Securities and Exchange Commission, or SEC, rules that allow us to deliver our proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a two-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this two-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials.

We expect to mail, or provide notice and electronic delivery of, this proxy statement and accompanying proxy card to shareholders beginning on or about May 9, 2018.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE MEETING

Q:  Why am I receiving these materials?

A: Our Board is providing these proxy materials to you in connection with our 2018 Annual Meeting of Shareholders, which will take place on Thursday, June 21, 2018. As a shareholder on the Record Date for the meeting, you are invited to attend the meeting. We also encourage you to vote on the matters described in this proxy statement.

Q:  What information is contained in these materials?

A: This proxy statement includes information about the nominees for director and the other matters to be voted on at the meeting. The proxy statement also includes information about the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q: What can I vote on at the meeting?

A: There are three matters to be voted on at the meeting:

1.	To elect two Directors to serve until the Annual Meeting of Shareholders to be held in 2021, or until their successors are elected and qualified;

2.	To consider an advisory vote on the compensation programs of our named executive officers;

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2018; and

4.	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Q:  How does the Board recommend that I vote on each of the matters?

A: Our Board recommends that you vote FOR the director nominees, and FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018. With respect to Proposal 2, the Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

Q:  Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A: We are taking advantage of SEC rules that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a two-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this two-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials. Shareholders may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:  Can I receive next year’s proxy materials by email?

A: Yes. All shareholders who have active email accounts and Internet access may sign up for email delivery of shareholder materials. To sign up, go to www.proxyvote.com and click on “Electronic Enrollment.” If you have multiple registered or beneficial accounts, you need to enroll for each account. If you elect to receive proxy materials by email, we will not mail you any proxy-related materials next year. Your enrollment in the email program will remain in effect as long as your account remains active or until you cancel it.

Q:  Who is entitled to vote at our annual meeting of shareholders?

A: Holders of our outstanding common stock on April 25, 2018, are entitled to one vote per share on each of the items being voted on at the meeting. We refer to this date as the Record Date. On the Record Date, we had 13,085,607 shares of common stock outstanding.  We have no other classes of stock outstanding.

Q:  What shares can I vote?

A: You can vote all shares you owned on the Record Date. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered in your name with our transfer agent, Computershare, you are the shareholder of record for those shares and are receiving proxy-related materials directly from us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”) you are the beneficial owner of those shares. Your broker, bank or nominee is the shareholder of record and therefore has forwarded proxy-related materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

Q:  How do I vote if I am a shareholder of record (as described in the question and answer above)?

A: You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail by signing and returning the proxy card provided with those materials. Finally, you can vote in person at the meeting.

Q:  How do I vote if I am a beneficial owner (as described in the question and answer above)?

A: You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank or nominee giving you this right.

Q:  Can I change my vote or revoke my proxy?

A: Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the questions and answers above. If you are a shareholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 508 West Wall Street, Suite 550, Midland, Texas 79701. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q:  What does it mean if I get more than one set of proxy-related materials?

A: It means you hold shares registered in more than one account. Follow the instructions in each set of proxy-related materials to ensure that all of your shares are voted.

Q:  What is the quorum requirement for the meeting?

A: For a “quorum” to exist at the meeting, shareholders holding a majority of the votes entitled to be cast by the shareholders entitled to vote must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly completed proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.

If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  Please see the next question and answer for further information about "broker non-votes."

Q:  What are broker non-votes and how are broker non-votes and abstentions counted?

A: If you are a beneficial owner and hold your shares in street name and do not provide your broker or other nominee with voting instructions, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on the particular matter. The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from the customers. The ratification of independent public accountants is an example of a routine matter on which brokers may vote. Brokers may not vote their customers' shares on non-routine matters unless they have received instructions from the customers. Non-voted shares on non-routine matters are referred to as broker non-votes. The ratification of the appointment of BDO USA, LLP as our independent public accountants for 2018 (Proposal 3) is a matter considered "routine" under applicable rules.The election of directors (Proposal 1) and the advisory vote to approve the named executive officers compensation programs (Proposal 2) are matters considered "non-routine" under applicable rules. For purposes of the election of directors and all of the proposals set forth in this proxy statement, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Q:  What is the voting requirement to approve each of the matters?

Proposals	Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Election of Directors	FOR each nominee	Majority of votes cast	None	None
Advisory Vote to Approve Executive Compensation ("Say on Pay" Vote)	FOR	Majority of votes cast	None	None
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of votes cast	None	No Broker Non-Votes (Routine Matter)

We also will consider any other business that properly comes before the annual meeting.

Q:  How can I vote on each of the matters and how will the votes be counted?

A: In the election of directors, you may vote “For All,” “Withhold All,” or “For All Except” and select the nominee who you withhold your vote from. For the (i) advisory vote on compensation of our named executive officers and the (ii) ratification of the appointment of BDO USA, LLP as our independent auditors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to these two proposals. Under Colorado law (under which the Company is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, and therefore counted as present for the purpose of determining whether a quorum is present, but they are not counted as shares cast and will therefore have no effect on the outcome of the vote.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of BDO USA, LLP (Proposal 3).

Q:  Who will count the votes?

A: Broadridge, an international investor relations company, is assisting us with the voting of proxies for our meeting. Prior to the meeting, Broadridge will provide us with a tabulation of the votes cast prior to the meeting. We believe that Broadridge will use procedures that are consistent with Colorado law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. In addition, we will appoint a voting inspector at the meeting to count and tabulate any votes cast at the meeting.

Q:  Who may attend the meeting?

A: All shareholders as of the Record Date may attend. Please bring to the meeting:

•
proof of ownership such as: a copy of your proxy or voting instruction card; the two-page notice regarding the internet availability of proxy materials you received in the mail; or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

•	proof of identification such as a valid driver’s license or passport.

Q:  How will voting on any other business be conducted?

A: We do not expect any matters to be presented for a vote at the meeting other than the three matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holders, Stephen C. Taylor and G. Larry Lawrence, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, our nominee is not available as a candidate for director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:  May I propose actions for consideration at next year’s meeting of shareholders?

A: Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s meeting, we must receive your written proposal no later than December 28, 2018. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding shareholder proposals.

Similarly, for you to raise a proposal (including a director nomination) from the floor at next year’s meeting, we must receive a written notice of the proposal no later than March 13, 2019.  If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then we must receive your written proposal at least 150 days before the date of next year’s meeting for the proposal to be timely.

Q:  Who is paying for this proxy solicitation?

A: We will pay the cost of soliciting the proxies. In addition, our officers, directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in email delivery of proxy-related materials will receive only one set of our proxy statement, annual report or notice of internet availability of proxy-related materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another shareholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations contact at (432) 262-2700; (2) send an email message to alicia.dada@ngsgi.com; or (3) mail your request to Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701, Attn: Investor Relations. Similarly, you may also contact us through any of these methods if you receive multiple copies of the materials and would prefer to receive a single copy in the future.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes (commonly known as a “staggered” Board), each class to be as nearly equal in number as possible.  At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term.  The authorized number of Directors is currently set at nine. We currently have five directors serving on our Board.  Our Board of Directors may fill the vacancies if a qualified candidate is vetted.  The following table sets forth, by class, the members of our Board of Directors as of the date of this proxy statement:

Terms Expiring at the 2018 Annual Meeting	Terms Expiring at the 2019 Annual Meeting	Terms Expiring at the 2020 Annual Meeting
David L. Bradshaw	John W. Chisholm	Charles G. Curtis
William F. Hughes, Jr.		Stephen C. Taylor

Shareholders will be electing two Directors at the meeting.  The Board is recommending David L. Bradshaw and William F. Hughes, Jr. for re-election to the Board of Directors to serve a three year term expiring at the annual meeting of shareholders in 2021.

The persons named in our form of proxy will vote the shares represented by such proxy for the election of the nominees for Director named above unless other instructions are shown on the proxy card. If, at the time of the meeting, a nominee becomes unavailable for any reason, which is not expected, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their sole discretion, or we may reduce the size of the Board.

Biographical information and qualifications for each person nominated as a Director, and for each person whose term of office as a Director will continue after the 2018 Annual Meeting, is set forth below.

Nominees for Director for Terms to Expire in 2021

David L. Bradshaw

David L. Bradshaw, 63, joined our board in December of 2011. Since 2005, Mr. Bradshaw has acted as a consultant in the oil and gas exploration and production sector and has overseen his investments in this area. From August 2007 through November 2009, Mr. Bradshaw served as a Director and Audit Committee Chairman for Triangle Petroleum, a publicly traded company listed on the American Stock Exchange. From November 2007 through November 2008, Mr. Bradshaw served as a Director for Comet Ridge Limited, an Australian company listed on the Australian Securities Exchange. From 1986 to 2005, Mr. Bradshaw worked for Tipperary Corporation, a U.S. public company listed on the American Stock Exchange. During his tenure at Tipperary, the company was involved in oil and gas exploration and production, and natural gas processing and transportation. He held the positions of Chief Executive Officer from 1996 to 2005, Chairman of the Board from 1997 to 2005, Chief Financial Officer from 1990 to 1996 and Chief Operating Officer from 1993 to 1996. Mr. Bradshaw also served as Chief Executive Officer and Chairman of Tipperary Oil & Gas (Australia) Pty Ltd from 1999 to 2005, a subsidiary of Tipperary, which explored for and produced natural gas in Queensland, Australia. From 1983 to 1986, Mr. Bradshaw was an owner and officer of Bradcorp, Inc., a private exploration and production company. Prior to this, Mr. Bradshaw spent six years in public accounting serving predominantly oil and gas clients. Mr. Bradshaw graduated from Texas A&M University with a BBA in Accounting in 1976 and a MBA in 1977, and is also a Certified Public Accountant.

Mr. Bradshaw's educational and professional training and achievements as a Certified Public Accountant and MBA, along with his past experience as both a Chief Financial Officer and Chief Executive Officer of a public company involved in the natural resources industry, provides us with considerable accounting and corporate finance skills. In addition, Mr. Bradshaw's career has spanned over thirty years in the oil and gas industry and as a public accountant. His executive management positions in both private and public companies bring us significant leadership, planning and management skills and background.

William F. Hughes, Jr.

William F. Hughes Jr., 65, has served as a Director since December 2003.  Mr. Hughes has over 30 years of experience in the engineering and construction industry as a Registered Civil Engineer and licensed building contractor.  From 1974 to 1979, he served as an officer in the United States Air Force. From 1979 to 1986, he was a project design engineer for Cushman & Associates.  From 1986 to 1996, he served as a Project Manager on a variety of public works and industrial construction projects.  Since 1983, Mr. Hughes has been co-owner of The Whole Wheatery, LLC, a natural foods store located in Lancaster, California.  Mr. Hughes holds a Bachelor of Science degree in Civil Engineering from the United States Air Force Academy and a Master of Science in Engineering from the University of California at Los Angeles.

Mr. Hughes’ career experience in the engineering and construction industry brings us invaluable skills which are applicable to our manufacturing processes.  In addition, Mr. Hughes provides leadership skills arising from his service as an officer with the U.S. Air Force and U.S. Air Force Academy graduate.

Mr. Hughes' experience as the chairman of the compensation committee has enabled him to develop the critical expertise required by the Board as it relates to compensation matters. His ability to lead the committee, deriving assistance and varied perspectives from our compensation consultants, and objectively weigh the requirements of the Company, shareholders and executives is invaluable.

Required Vote for This Proposal

The election of each director nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each nominee. The number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee for the nominee to be elected as a director to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

Pursuant to the resignation policy adopted by our Board of Directors and further described in our Corporate Governance Guidelines, any nominee for director who is not elected shall promptly tender his or her resignation to our Board of Directors following certification of the stockholder vote. The Corporate Governance Committee will consider the resignation offer and recommend to our Board of Directors the action to be taken with respect to the offered resignation. In determining its recommendation, the Governance Committee shall consider all factors it deems relevant. Our Board of Directors will act on the Governance Committee's recommendation within 90 days following certification of the stockholder vote and will publicly disclose its decision with respect to the director's resignation offer (and the reasons for rejecting the resignation offer if applicable).

Any director who tenders his or her resignation pursuant to the resignation policy shall not participate in the Governance Committee's recommendation or Board of Directors action regarding whether to accept the resignation offer. If each member of the Governance Committee is required to tender his or her resignation pursuant to the resignation policy in the same election then the independent directors of our Board of Directors who are not required to tender a resignation pursuant to the resignation policy shall consider the resignation offers and make a recommendation to our Board of Directors.

To the extent that one or more directors' resignations are accepted, our Board of Directors our Board of Directors in its discretion may determine either to fill such vacancy or vacancies or to reduce the size of the Board within the authorized range.

Continuing Directors Whose Terms Expires in 2020

John W. Chisholm

John W. Chisholm, 63, was appointed as a Director of Natural Gas Services Group in December 2006 to fill a vacancy created by expanding the size of the Board from seven to eight Directors and was first elected as a Director of Natural Gas Services Group at the annual meeting of shareholders held in June 2007.  Mr. Chisholm is the founder of Wellogix, an oil and gas software company that develops software aimed at expediting the exchange of enterprise data and communication of complex engineered services. Prior to founding Wellogix, Mr. Chisholm co-founded and served as President of ProTechnics Company from 1985 until its sale to Core Laboratories in December of 1996.  Mr. Chisholm served as Senior Vice President of Global Sales and Marketing of Core Laboratories until 1998, when he started Chisholm Energy Partners, an investment fund focused on mid-size energy service companies. From 2002 to 2009 Mr. Chisholm served on the Board of Directors of Flotek Industries, Inc., and became interim President in August 2009. In August 2010 Mr. Chisholm became President of the company and was appointed Chief Executive Officer in March 2012. Flotek Industries, Inc. is a public company which files reports under the Securities Exchange Act of 1934. Mr. Chisholm holds a Business Administration degree from Fort Lewis College in Colorado.  He currently serves on the Editorial Advisory Board on Middle East Technology of the Oil & Gas Journal.

Mr. Chisholm brings significant natural resources experience to our Board, in connection with his background in supplying drilling and production related products and services to the oil, gas and mining industries, and his investment fund experience with mid-size energy service companies is an invaluable resource as the Company assesses its capital and liquidity needs.

In addition Mr. Chisholm's experience as a board member and executive officer of a public company provides us with a wealth of leadership and management skills.

Continuing Director Whose Term Expires in 2021

Charles G. Curtis

Charles G. Curtis, 85, has served as a Director of Natural Gas Services Group since April 2001. Since 2002, substantially all of Mr. Curtis’ business activities have been devoted to managing personal investments.  From 1992 until 2002, Mr. Curtis was the President and Chief Executive Officer of Curtis One, Inc., a manufacturer of aluminum and steel mobile stools and mobile ladders. From 1988 to 1992, Mr. Curtis was the President and Chief Executive Officer of Cramer, Inc., a manufacturer of office furniture. Mr. Curtis has a Bachelor of Science degree from the United States Naval Academy and a Master of Science degree in Aeronautical Engineering from the University of Southern California.

Mr. Curtis has been a long-standing member of the Board since prior to the Company's initial public offering in 2002 and as such he brings a wealth of knowledge regarding the Company's history, growth and industry. Through his manufacturing career and engineering educational background, Mr. Curtis assists the Board and the Company in connection with its compressor manufacturing business.  As a past U.S. Naval Officer and U.S. Naval Academy graduate, Mr. Curtis also brings leadership skills to the Board and Company.

Stephen C. Taylor

Stephen C. Taylor, 64, has been President and Chief Executive Officer of Natural Gas Services Group since January 2005. He was elected as a Director of Natural Gas Services Group at the annual meeting of shareholders in June 2005. Effective January 1, 2006, Mr. Taylor was appointed Chairman of the Board of Directors. Immediately prior to joining Natural Gas Services Group, Mr. Taylor held the position of General Manager − US Operations for Trican Production Services, Inc. from 2002 through 2004. Mr. Taylor joined Halliburton Resource Management in 1976, becoming its Vice President − Operations in 1989. Beginning in 1993, he held multiple senior level management positions with Halliburton Energy Services until 2000 when he was elected Senior Vice President/Chief Operating Officer of Enventure Global Technology, LLC, a joint-venture deep water drilling technology company owned by Halliburton Company and Shell Oil Company. Mr. Taylor elected early retirement from Halliburton Company in 2002 to join Trican Production Services, Inc. Mr. Taylor holds a Bachelor of Science degree in Mechanical Engineering from Texas Tech University and a Master of Business Administration degree from the University of Texas at Austin.

Mr. Taylor’s senior management experience in the natural resources industry provides the Board and our company with significant insight into our business.  Mr. Taylor’s engineering and advanced business training (MBA) uniquely suits him to provide leadership, technical expertise and financial acumen to our Board and to the operations of our company in connection with his position as our chief executive officer.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Natural Gas Services Group’s Board of Directors held seven meetings in 2017.  Each Director attended at least 75% of the total number of Board meetings held while such person was a Director.  Each Director also attended at least 75% of all of the meetings held by all committees of the Board of Directors for which he served (during the periods that he served).  The Board of Directors acts from time to time by unanimous written consent in lieu of holding a meeting.

Our non-management directors hold regularly scheduled executive sessions in which those directors meet without management participation.  Generally, the Lead Director presides over these sessions; Charles G. Curtis is currently the Lead Director.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders.  Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or an unavoidable schedule conflict.  Last year, all of the individuals then serving as Directors attended our 2017 Annual Meeting of Shareholders.

To assist it in carrying out its duties, the Board has delegated certain authority to four separately designated standing committees. These committees are described below.

Audit Committee

The primary functions of our Audit Committee include:

•	assisting the Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal controls, financial reporting practices and legal and regulatory compliance;

•	hiring our independent registered public accounting firm;

•	monitoring the independence and performance of our independent registered public accounting firm;

•	maintaining, through regularly scheduled meetings, a line of communication between the Board, our financial management and independent registered public accounting firm; and

•	overseeing compliance with our policies for conducting business, including ethical business standards.

The members of the Audit Committee are David L. Bradshaw (Chairman), Charles G. Curtis, and William F. Hughes, Jr. Our common stock is listed for trading on the New York Stock Exchange, or “NYSE”. Under rules of the NYSE, the Audit Committee is to be comprised of three or more Directors, each of whom must be independent.  Our Board has determined that all of the members of the Audit Committee are independent, as defined under the applicable NYSE rules and listing standards.  In addition, our Board of Directors has determined that David L. Bradshaw is qualified as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission.  The Audit Committee met eight times during the last fiscal year. The audit committee has also received from, and discussed with, BDO the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 1301 (AS 1301) (Communications with Audit Committees).

Any shareholder may obtain free of charge a printed copy of our Audit Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Audit Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Compensation Committee

The functions of our Compensation Committee include:

•	assisting the Board in overseeing the management of our human resources;

•	evaluating our Chief Executive Officer’s performance and compensation;

•	formulating and administering our overall compensation principles and plans; and

•	evaluating management.

The Compensation Committee’s policy is to offer the executive officers competitive compensation packages that will permit us to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate fashion in the long-term interests of Natural Gas Services Group and its shareholders.  Currently, executive compensation is comprised of salary and cash bonuses and awards of long-term incentive opportunities in the form of restricted stock or restricted stock unit awards under the 2009 Restricted Stock/Unit Plan.

The members of the Compensation Committee are William F. Hughes, Jr. (Chairman), John W. Chisholm and David L. Bradshaw. Our Board has determined that all of the members of the Compensation Committee are independent, as defined under the applicable NYSE rules and listing standards.  During the last fiscal year there were four meetings of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are not officers or employees of our company, and there is not, nor was there during fiscal 2017, any compensation committee interlock (in other words, no executive of our company serves as a Director or on the compensation committee of a company that has one or more executives serving on our Board of Directors or our Compensation Committee).

Any shareholder may obtain free of charge a printed copy of our Compensation Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Compensation Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Governance and Personnel Development Committee

Our Governance and Personnel Development Committee primarily focuses on:

•	generally overseeing the governance of the Board and its committees;

•	interpreting the Governance Guidelines, the Code of Business Conduct and Ethics and other similar governance documents adopted by the Board; and

•	overseeing the evaluation of the Board and its committees.

The members of the Governance and Personnel Development Committee are Charles G. Curtis (Chairman), John W. Chisholm and William F. Hughes, Jr.  Our Board has determined that each of the Governance and Personnel Development Committee members is independent, as defined under the applicable NYSE rules and listing standards.  During the last fiscal year there were four meetings of the Governance and Personnel Development Committee.

Any shareholder may obtain free of charge a printed copy of our Governance Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Governance Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Nominating Committee

The functions of our Nominating Committee include:

•	identifying individuals qualified to become board members, consistent with the criteria approved by the Board;

•	recommending Director nominees and individuals to fill vacant positions; and

•	overseeing executive development and succession and diversity efforts.

The members of the Nominating Committee are John W. Chisholm (Chairman), David L. Bradshaw, and Charles G. Curtis. Our Board of Directors has determined that each of the Nominating Committee members is independent as defined under the applicable NYSE rules and listing standards. During the last fiscal year there were four meetings of the Nominating Committee.

Any shareholder may obtain free of charge a printed copy of our Nominating Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Nominating Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.  Our Nominating Committee does not have a diversity policy; however, as discussed below, the Committee’s goal is to nominate candidates who possess a range of experiences and backgrounds which will contribute to the board’s overall effectiveness in meeting its duties and forwarding the goals of our company.

Our Nominating Committee will consider a Director candidate recommended by a shareholder.  A candidate must be highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board.  A shareholder wishing to recommend a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Natural Gas Services Group, Inc., Nominating Committee, 508 West Wall Street, Suite 550, Midland, Texas 79701, Attn.: John W. Chisholm.  Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employer's names and description of the employer’s business, educational background and any other biographical information that would assist the Committee in determining the qualifications of the individual.  The Committee will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting.  The Committee will consider nominations received after that date at the annual meeting subsequent to the next annual meeting.

The Committee evaluates nominees for Directors recommended by shareholders in the same manner in which it evaluates other nominees for Directors.  Minimum qualifications include the factors discussed above.

Director Independence

The Board has determined that each of the following four members of the Board is “independent” within the meaning of applicable listing standards of the NYSE and under the standards, set forth in Exhibit A to our Governance and Personnel Development Charter, (“Governance Charter”) which are consistent with the NYSE listing standards: David L. Bradshaw, John W. Chisholm, Charles G. Curtis, and William F. Hughes, Jr. A copy of Exhibit A to our Governance Charter is available at our website, www.ngsgi.com, under the heading “Investor Relations—Governance.”  The Board has made an affirmative determination that each of the four directors named above satisfies these categorical standards.  In making its determination, the Board examined relationships between directors or their affiliates with us and our affiliates and determined that each such relationship, if any, did not impair the director’s independence.

Board of Directors Diversity

The Company values diversity and the benefits that a diverse workforce can bring to the Company and to the Board of Directors. Diversity can promote the inclusion of different perspectives and ideas which can lead to more robust discussion regarding strategic and governance policy alternatives and, ultimately, result in better corporate governance and decision making.

The Company seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates. As new members of the Board of Directors are considered, diversity considerations should include - but not be limited to - business expertise, geography, age, gender and ethnicity.

The Company is committed to a merit-based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias. When assessing Board composition or identifying suitable candidates for appointment to the Board, the Company will consider candidates on merit with due consideration to the benefits of diversity and the needs of the Board.

The Board’s Leadership Structure

Under our Corporate Governance Guidelines, our Chief Executive Officer also serves as our Chairman of the Board, and that person is responsible to the Board for the overall management and functioning of the company.  Stephen C. Taylor serves as both Chairman of the Board and our President and Chief Executive Officer (“CEO”).  The Board believes this is the most effective Board leadership structure at the present time and believes that Mr. Taylor, in his role as Chairman/CEO, has the ability to execute on both our short-term and long-term strategies necessary for the challenging marketplace in which we compete.  The independent directors believe that Mr. Taylor's detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business make him the best qualified director to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.  Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Taylor is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board and/or Audit Committee.

Each of our directors, other than Mr. Taylor, is independent, and the Board believes that the independent directors provide effective oversight of management.  The Board may subsequently decide, however, to change that leadership structure which would require a revision to our Corporate Governance Guidelines. The Board believes that it has in place safeguards to ensure that we maintain the highest standards of corporate governance and continued accountability of the CEO to the Board. These safeguards include:

•	All members of the Board are independent directors except for Mr. Taylor.

•
Each of the Board’s standing committees, including the Audit, Compensation, Governance and Nominating Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE listing standards and other governing laws and regulations. As noted above, these committees meet frequently.

•	Review and determination of Mr. Taylor’s compensation and performance remains within the purview of the Compensation Committee.

•
The independent directors continue to meet in executive sessions without management present to discuss the effectiveness of the company’s management, the quality of the Board meetings and any other issues and concerns.

Lead Director

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors designate an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, nonemployee directors. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations - Governance Documents” on our website at www.ngsgi.com. Charles G. Curtis was appointed Lead Director in April 2016.

Role in Risk Oversight

     Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our strategic plan.  Our executive management is responsible for the day-to-day management of risks we face.  The Board is periodically advised by management on the status of various factors that could impact our business and operating results, including oil and gas industry issues, operational issues (such as compressor manufacturing issues, backlog for compressor equipment etc.), legal and regulatory risks. The full Board is also responsible for reviewing our strategy, business plan, and capital expenditure budget.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  Our Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures.  The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Governance and Nominating Committee assists with risk management relating to Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

CODE OF ETHICS

Our Board of Directors has adopted a Code of Business Conduct and Ethics, or “Code”, which is posted on our website at www.ngsgi.com. You may also obtain a copy of our Code by requesting a copy in writing at 508 West Wall Street, Suite 550, Midland, Texas 79701 or by calling us at (432) 262-2700.

Our Code provides general statements of our expectations regarding ethical standards that we expect our Directors, officers and employees, including our Chief Executive Officer and principal financial officer, to adhere to while acting on our behalf.  Among other things, the Code provides that:

•	we will comply with all laws, rules and regulations;

•	our Directors, officers and employees are to avoid conflicts of interest and are prohibited from competing with us or personally exploiting our corporate opportunities;

•	our Directors, officers and employees are to protect our assets and maintain our confidentiality;

•	we are committed to promoting values of integrity and fair dealing; and that

•	we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our periodic reports.

Our Code also contains procedures for our employees to report, anonymously or otherwise, violations of the Code.

SHAREHOLDER ENGAGEMENT

The Company's Board of Directors and executive management believes that building long-term relationships with all Company stakeholders is vital to our strategy for corporate governance. Our shareholders, who invest in our company and elect the board of directors, are entitled to important information about the company's business, policies and practices so they can make informed decisions and knowledgeably participate in the governance process.

The Company’s executive management has directly engaged shareholders throughout the year in many diverse ways including quarterly conference calls, investor and industry conferences and individual meetings initiated by both the Company and shareholders. It is our policy to actively engage our shareholders in dialogue about our financial and operational trends, the structure of our business, and certain governance issues, including executive compensation.

As a result of past shareholder engagement, the Company has made several enhancements to its governance practices including the appointment of a lead director, the adoption of a “majority standard” for the election of directors and minimum equity ownership for officers and directors. In addition, the Compensation Committee considers the annual shareholders’ advisory vote, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

As a result of critiques of our executive compensation plan, including what the Company believes are errors of fact and interpretation by certain proxy advisory services, and results from past shareholder votes on the Company’s executive compensation structure, we have actively engaged many of our shareholders in ongoing dialogue regarding the structure of our executive compensation plan.

Specifically, since our last proxy statement and annual meeting, we have held meetings with a plethora of the Company’s shareholders about our compensation structure including executive base compensation as well as the Company’s incentive compensation programs. These discussions have included information and data regarding the compensation programs of our peers as well as updated information on our Company, its compensation practices and new data including pay ratios and other publicly available information.

The tenor of those discussions and shareholder suggestions resulting from such dialogue have been shared with and considered by our Board of Directors and the Compensation Committee of the Board as they consider and adopt changes to the Company’s executive compensation program. The Board appreciates the input of our shareholders and put considerable weight on suggestions proffered by these key stakeholders. The executive compensation plan of the Company is detailed in this Proxy.

Overall, the Company engages our shareholders on a regular basis. In addition to periodic reports filed with the U.S. Securities and Exchange Commission, the Company holds quarterly conference calls to discuss interim financial and operational results with its stakeholders, participates in several industry conferences which are available to Company stakeholders in person or via various public online platforms and meets with shareholders in person throughout the year. The Company believes that its consistent and continuous shareholder engagement strategy has created an environment in which shareholders are comfortable in providing candid feedback and critique of the Company’s operations, governance and executive compensation policies.

During 2017, the Company estimates it met with over 100 unique shareholders and prospective shareholders (including all of the Company’s twenty largest shareholders, exclusive of index and quantitative funds) at various meetings across North America. These engagements provide detailed information about the Company’s financial and operational performance as well as key information of certain corporate governance matters, including executive compensation. Such information is publicly disseminated in the form of periodic filings with the U.S. Securities and Exchange Commission, press releases and information on the Company’s website, including in the investor relations section.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Natural Gas Services Group who are not Directors is set forth below.  There are no family relationships between any Director or executive officer and any other Director or executive officer.  Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors.  Officers are elected by the Board of Directors annually at its first meeting following the annual meeting of shareholders.

G. Larry Lawrence, 67, became our Chief Financial Officer, Principal Accounting Officer and Corporate Secretary on July 1, 2011. Previously, Mr. Lawrence was our Controller since September 2010.  From June 2006 to August 2010, Mr. Lawrence was self-employed as a management consultant doing business as Crescent Consulting.  Overlapping this time, from September 2006 to August 2009, he also served as the CFO of Lynx Operating Company.  Lynx is a private company engaged in oil and gas production and gas processing activities. From May 2004 through April 2006, Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and wholly owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Since May 2006, Mr. Lawrence serves as a director of Legacy Reserves, LP.  Mr. Lawrence has a Bachelor of Arts in Accounting, with honors, from Dillard University.

James R. Hazlett, 62, has served as Vice President-Technical Services since June 2005.  He also served as Vice President of Sales of Screw Compression Systems, Inc. from 1997 until June 2007 when Screw Compression Systems, Inc. was merged into Natural Gas Services Group.  After the merger in June 2007, Mr. Hazlett continues to remain employed by Natural Gas Services Group as Vice President-Technical Services.  From 1982 to 1996, Mr. Hazlett served in management roles for Ingersoll Rand/Dresser Rand working with compression of all types in several different departments from sales and service to engineering. From 1978 to 1982, Mr. Hazlett was employed by the down-hole tool division of Hughes Tool designing and installing gas lift and plunger systems. Mr. Hazlett holds a Bachelor of Science degree from the College of Engineering at Texas A&M University and has 40 years of industry experience.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This compensation discussion and analysis provides information regarding our executive compensation program in 2017 for the following executive officers of the Company (collectively, the "named executive officers").

Stephen C. Taylor, our Chairman, President, and Chief Executive Officer;
G. Larry Lawrence, our Chief Financial Officer; and
James R. Hazlett, our Vice President-Technical Services.

Introduction and Overview

The Compensation Committee or, the “Committee,” of the Board of Directors is responsible for determining the types and amounts of compensation we pay to our executives. The Committee operates under a written charter that you can view on our website at www.ngsgi.com .  The Board of Directors has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Committee set forth in the Committee’s charter. None of the members of the Committee are current or former employees of Natural Gas Services Group or any of its subsidiaries.

The Committee is responsible for formulating and administering our overall compensation principles and plans.  This includes establishing the compensation paid to our CEO, meeting and consulting with our CEO to establish the compensation paid to our other executive officers, counseling our CEO as to different compensation approaches, administering our stock equity plans, monitoring adherence to our compensation philosophy and conducting an annual, and sometimes more frequent, review of our compensation programs and philosophy regarding executive compensation.

The Committee periodically meets in executive session without members of management or management Directors present and reports to the Board of Directors on its actions and recommendations.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide an executive compensation program that:

•	rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;

•	is fair and reasonable and appropriately applied to each executive officer;

•	is competitive with compensation programs offered by our competitors; and

•	serves as an adequate retention tool in a competitive market.

The overall objectives of our compensation philosophy are to:

•	provide a competitive level of current annual income that attracts and retains qualified executives at a reasonable cost to us;

•	retain and motivate executives to accomplish our company goals;

•	provide long-term incentive compensation opportunities at levels appropriate for the respective responsibilities and performance of each executive;

•	align compensation and benefits with our business strategies and goals;

•	encourage the application of a decision making process that takes into account both short-term and long-term risks and the oftentimes volatile nature of our industry; and

•	align the financial interests of our executives with those of our shareholders through the grant of equity based rewards.

Our Committee supports these objectives by emphasizing compensation arrangements that we believe are reasonable and will attract and retain qualified executives and reward them for their efforts to further our long-term growth and success.  At the same time, we remain cognizant of and aim to balance our executive compensation arrangements with the interests and concerns of our shareholders.

The following summary highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

WHAT WE DO		WHAT WE DON’T DO

✓	Fully independent compensation committee - permits the establishment of competitive compensation practices and the measurement of actual performance in a conflict-of-interest free environment	✗	No gross-ups - executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits

✓	Broad-based retirement programs - all of our retirement plans are broad-based and are provided to all full-time employees in addition to our executive officers	✗	Limited perquisites - with the exception of certain expense reimbursements as detailed in the Summary Compensation Table that follows this compensation report, we do not provide any perquisites

✓	Independent compensation consultant - the Committee annually engages an independent compensation consultant to assist with its compensation reviews	✗
Prohibition of hedging and pledging shares  - we do not permit hedging or pledging our shares as collateral for a loan nor do we permit our executives or non-employee directors to engage in any derivatives trading with respect to our common stock

✓
Annual review - the Committee conducts an annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company

		✗	No stock option exchanges or repricing - we do not allow for stock option exchanges or the repricing of outstanding stock options without shareholder approval

✓	Risk mitigation - we have certain controls in place (signature authority, compensation structure, etc.) and an analysis is conducted on a quarterly basis	✗	No related party transactions - we do not have any related party transactions

✓	Double-trigger employment - our change-in-control payments and benefits with our Chief Executive Officer are based on a “double-trigger” provision

✓	Stock ownership guidelines - stringent ownership policies for directors, CEO and other officers

✓	Clawback policy - applicable to our NEO's ("named executive officers") and other executive officers

✓	Three Year Vesting on Equity Awards - equity awards to our NEOs are subject to a three-year vesting requirement

✓
Performance Compensations - our cash bonuses are primarily tied to annual financial performance metrics and a portion of our CEO's long-term equity award is tied to our total shareholder return compared to our peer group

We have chosen to implement a relatively streamlined compensation framework for our executives.  We feel that our compensation philosophies and practices are appropriate for a public company of our size. This streamlined framework allows the Company and Compensation Committee to maintain a high degree of transparency, as well as relative certainty for our executives and our shareholders and prospective investors, while minimizing the impact of complex benefit programs that are both costly and potential confusing. Our compensation programs are focused on a simple goal: a fair, reasonable and straightforward compensation program that rewards our leadership team for achievements beneficial to the Company and its shareholders.

Advisory Vote on Compensation; Shareholder Engagement

At our 2017 Annual Meeting, approximately 68% of the votes cast on the annual advisory “say on pay” proposal were cast in support of the compensation of our named executive officers. This was significantly higher than the vote in 2015 where less than 50% of the votes cast were in support of the proposal and 3% higher than the vote in 2016. We believe the increase in support over the past two years has been due to the significant compensation and governance changes we made as described in this and our past Proxy Statements. However, last year's results were still disappointing, as we believe a sizeable portion of the disapproval votes were the result of the influence of misguided recommendations of certain proxy advisory firms. As noted in Supplemental Proxy Materials submitted by the Company subsequent to the filing of the 2017 Proxy Statement, we believe the reports of certain proxy advisory firms contained factual errors and erroneous assumptions that resulted in misguided conclusions and recommendations.

Although the Advisory Vote on Executive Compensation in not binding on the Company, the Board of Directors assigns significant weight to the outcome of the vote and responds accordingly. In the past three years, the Company’s Board of Directors and executive management considered the results of the vote and recommendations of the proxy advisory firms as it engaged in meaningful review of its corporate governance and executive compensation matters with advisors and other stakeholders. Those discussions included over 200 unique meetings with key institutional shareholders and prospective shareholders during the past three years. The vast majority of input on our compensation programs and executive pay from these shareholders has been positive, As noted above, we believe the preponderance of votes against the Company’s executive compensation program are the product of “automatic” voting procedures by some institutional shareholders based solely upon the recommendations of certain proxy advisory firms which, we note herein, are based on factual inaccuracies and misinterpretations.

The Compensation Committee and Board of Directors believe that our executive compensation program and corporate governance policies are optimal for the Company, continue to align company leadership with the best interests of shareholders and have facilitated and supported executive that have delivered industry-leading results. At the same time, the Compensation Committee also recognizes the ever-evolving compensation and governance landscape.

Below is a summary of the actions we took in response to many of these issues during the last three years:

Compensation and Governance Concerns	Responses to the Concerns
Insufficient Risk Mitigators (i.e., lack of clawback policy and stock ownership guidelines)	We have adopted both a Clawback Policy covering our executive officers and Stock Ownership Guidelines covering our executive officers and members of our Board of Directors.

Equity Award for CEO not directly performance driven and one year vesting of Restricted Stock Grants
A portion of the equity award for our CEO is now objectively calculated based on total shareholder return compared to our peer group and equity awards to our executive officers vest in one-third increments over three years. In addition, our Compensation Committee is also in the process of obtaining and reviewing reports and data relating to the manner in which share awards are determined and vest in keeping with the evolving trends for this type of compensation. Once finalized, we envision implementing these changes with respect to awards granted in 2019.

Equity Award for CEO based on one-year TSR	For 2017, the TSR (total shareholder return) performance-driven portion of our CEO’s equity award was based on our three-year TSR results compared to the companies in our peer group.

Excessive Cash Severance
We do not feel that the cash severance benefits for our Chief Executive Officer are excessive. Any change of control severance requires a ‘double-trigger’ to be payable and the triggers are limited to the standard "good reason" events (see page 49). We believe the severance benefits are within the norms of companies in our industry that exhibit a similar performance profile that we do, i.e., industry leading total shareholder returns in each of the past one, three and five year periods. Please see the charts on page 25 and the 2017 performance achievements below. The cash severance due to our CEO in connection with "good reason" events (this typically would be an involuntary occurrence) equates to approximately three years of total compensation based upon a year of good performance, which the Company has generally demonstrated.

Lack of Lead Independent Director	We have amended our Corporate Governance Guidelines to include a lead independent director. Charles G. Curtis, our longest tenured independent director, has been appointed as our lead director.

Fiscal Year 2017 Performance

In 2017, our financial performance demonstrated positive results and stable financial condition that provided excellent shareholder value in a very challenging time for a service company in the oil and gas industry. Some of our financial and operational highlights include:

Financial Highlights

•
Maintained a strong and conservative balance sheet which has allowed the Company to weather the oil and gas price downturn while still reporting net income and accumulating cash, while numerous energy service providers have gone into bankruptcy or restructured with significant dilutive effect to shareholders.

•
Taking advantage of the Company's strong financial position to purchase land and begin construction on its own office building in order to avoid costly and escalating leases in the Midland, Texas area while potentially increasing the value of its investment if commercial real estate prices rise.

•	Increased cash and cash equivalents (balance sheet) from $64.1 million in 2016 and $69.2 million in 2017, while simultaneously increasing capital expenses.

•	Maintained debt at a continuing, very low level (less than $500k).

•
Maintained a positive Current (Quick) Ratio (Current Assets/Current Liabilities, a measure of liquidity) of 14.5 in 2017, an important metric for shareholders in an environment when liquidity tends to decrease (often severely).

•	Increased capital expenditures from $3.4 million in 2016 to $13.5 million in 2017, in response to increased opportunities and a strategic move into higher-horsepower equipment.

•	Continued to self-fund growth capital expenditures in excess of $208 million since 2010.

•	Operating cash flow as a percentage of revenue was 26% in 2017. This means that of every dollar in revenue we turned 26 cents in 2017 of it into real spendable cash.

•	Free cash flow (cash remaining after funding the Company's capital expenditures) remained healthy at $4.0 million in 2017 and as a percentage of revenue was 5.9%.

•
Achieved Adjusted EBITDA as a percentage of revenue of 34% in 2017. Adjusted EBITDA reflects net income or loss before interest, taxes, depreciation and amortization and loss on retirement of rental equipment.

•
Maintained adjusted gross margins in our core rental business above 60% in 2017, notwithstanding the difficult and depressed industry cycle. Adjusted Gross Margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).

•	Our SG&A expenses as a percent of total revenue remained relatively steady notwithstanding the significant drop in revenue due to the challenging industry cycle.

•	For the year 2017, our stock price decreased by 18.5%, while the median decrease for identified public peers was 29.5%, the OSX index decreased 18.6%.

Operational Highlights

•
During the downturn, the Company was able to retain skilled and experienced employees due to its strong financial position which should benefit the Company as the Midland, Texas employment market becomes even more competitive.

•	In 2017, we continued to build and set our new 400/600 horsepower gas compressors and 50 to 100 horsepower Vapor Recovery units. Utilization for the equipment continues to be high.

•	At the end of 2017, we entered the 1300, horsepower rental market, with a significant commitment of almost 22,500 horsepower from a major customer.

•	Developed with a major customer a unique method of digitally controlling process gas temperatures on our gas compression skids. This resulted in exceptional uptime during the critical winter period.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals

Short-Term Incentives	Cash-based performance awards	Reward for corporate and individual performance

Long-Term Incentives	Restricted awards with vesting period	Align the interests of our employees and shareholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation

Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

We do not presently and have not in the past used any of the following types of executive compensation:

•	defined benefit pension plans;

•	employee stock purchase/ownership plans; or

•	supplemental executive retirement plans/benefits (other than a Non-qualified Deferred Compensation Plan to which the Company has not contributed).

Assistance Provided to the Committee

The Committee makes all compensation decisions regarding our executive officers.  Stephen C. Taylor, our Chief Executive Officer, annually reviews the performance of each of our executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee) and presents recommendations to the Committee with respect to salary and cash bonus percentage adjustments and restricted stock grants for our executives (other than the Chief Executive Officer whose salary, cash bonus percentage adjustments and restricted stock grants are determined solely by the Committee).  The Committee may exercise its discretion in modifying any recommendations made by our Chief Executive Officer.

The Committee also seeks the input and insight of Mr. Taylor concerning specific factors that Mr. Taylor believes to be appropriate for the Committee’s consideration and which the Committee may not be aware of, such as extraordinary efforts or accomplishments of our executive officers.  Mr. Taylor also advises the Committee on general topics such as the morale of our executives.

Natural Gas Services Group’s accounting department assists the Committee in the compensation process by gathering and organizing data, which is then presented to the Committee by Mr. Taylor for the Committee’s review.

Since 2012, our Compensation Committee has engaged an independent compensation consultant, Longnecker & Associates (the “Compensation Consultant”), to obtain objective, expert advice and assist with compensation matters concerning our Chief Executive Officer and Directors. Our Compensation Consultant advised the Compensation Committee on a variety of compensation related issues in 2017 with respect to our Chief Executive Officer, including:

•	competitive pay analysis on executive compensation;

•	pay levels of the Chief Executive Officer;

•	our executive compensation program design, including short-term incentive plan design, long-term incentive plan design, and pay mix; and

•	analysis and recommendations concerning peer group companies.

In the course of conducting its activities, our Compensation Consultants communicated with the Compensation Committee and presented its findings and recommendations for discussion. During 2017, our Compensation Consultants also met with our Chief Executive Officer to review its compensation report.

Since its engagement, our Compensation Consultants has not provided any services to the Company, or received any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by our Compensation Consultants raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed since its engagement and through 2017.

Competitive Pay Analysis

To evaluate the competitiveness of our Chief Executive Officer's base salary, determine total cash compensation (i.e., base salary plus target short-term cash incentive award), long-term incentive awards, and total direct compensation (i.e. base salary, target short-term cash incentive award, and long-term incentive awards), our Compensation Consultants provided the Committee with competitive pay information derived from a custom peer group (the “Custom Peer Group”) and referred to a variety of published compensation surveys utilizing companies that operate within the natural gas compression and energy services industries. In connection with compiling the data, our Compensation Consultants report blended data from the Custom Peer Group and the industry-specific published compensation surveys in order to provide the Committee with relevant comparable data.

The companies comprising the Custom Peer Group in our Compensation Consultants’ compensation report used in connection with 2017 included:

NGS Custom Peer Group
Company Name	Company Description

Hornbeck Offshore Services	Hornbeck Offshore Services provides offshore marine support and transportation services primarily to companies involved in the offshore exploration and production of oil and natural gas.

Archrock Partners, L.P.	Archrock Partners, L.P. provides natural gas contract compression services to customers in the United States.

Dawson Geophysical Company	Dawson Geophysical Company provides onshore seismic data acquisition and processing services in the United States.

CARBO Ceramics, Inc.	CARBO Ceramics Inc. is a technology and service company that provides engineered oilfield production enhancement, industrial performance enhancement, and environmental protection solutions.

Gulf Island Fabrication, Inc.	Gulf Island Fabrication Inc. fabricates offshore drilling platforms and other specialized structures.

CSI Compressco LP	CSI Compressco LP provides compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage.

Geospace Technologies Corporation	Geospace Technologies Corporation provides seismic data acquisition products and services to the oil and gas industry.

Key Energy Services, Inc.	Key Energy Services offers onshore energy production services, including drilling and workover rigs, tubing, frac stock and well testing, and fluid services.

RigNet, Inc.	RigNet, Inc. provides remote communications services for the oil and gas industry.

Mitcham Industries, Inc.	Mitcham Industries, Inc., through its subsidiaries, engages in the leasing, sale, and service of geophysical and other equipment to the seismic industry worldwide.

USA Compression Partners, LP	USA Compression Partners, LP provides natural gas compression services under term contracts with customers in the oil and gas industry in the U.S.

Flotek Industries, Inc.	Flotek Industries, Inc. develops and supplies drilling, completion and production technologies and related services to the energy and mining industries in the U.S. and internationally.

TETRA Technologies, Inc.	TETRA Technologies, Inc. operates as a diversified oil and gas services company through four divisions: Fluids, Production Testing, Compression and Offshore.

The Compensation Committee, with the assistance of the Compensation Consultant, reviewed the companies comprising the Custom Peer Group in order to maintain its appropriateness for the competitive pay analysis. These companies were generally selected since they are all companies in the energy and energy services industry and the majority have relatively similar market capitalization. The Compensation Committee believes the Custom Peer Group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating our pay practices and the Chief Executive Officer’s pay levels.

The published compensation surveys consisted of the following 2017 materials:

•	Economic Research Institute -- Executive Compensation Assessor

•	Tower Watson -- Top Management Compensation

•	Mercer, Inc. -- US MTCS: Energy Sector

•	WorldatWork -- Total Salary Increase Budget Survey

•	Salary.com -- CompAnalyst

The Compensation Committee used the competitive pay information and surveys as a “market check” to ensure, in its subjective judgment, that the Chief Executive Officer’s base salary, target total cash compensation, long-term incentive awards and total direct compensation remain competitive. The Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. While the competitive pay information is important to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Compensation Committee has discretion in determining the nature and extent of its use.

Performance Comparison to Peer Group

The table below shows the aggregate one, three and five-year Total Shareholder Return (“TSR”) for the Company as well as the median TSR for the peer group utilized by the Company.

Aggregate Total Shareholder Return
Company/Peer Group	1-year TSR	3-year TSR	5-year TSR
Natural Gas Services Group	(18.5)%	13.7%	59.6%
Median NGS Proxy Custom Peer Group	(29.5)%	(36.1)%	(52.8)%

As the foregoing table indicates, the Company has significantly outperformed its peers in both 2017 and over the past three and five years. Moreover, as the table below indicates, on an annualized basis, the Company has also outpaced its peer group over the same time period.

Annualized Total Shareholder Return
Company/Peer Group	1-year Ann. TSR	3-year Ann. TSR	5-year Ann. TSR
Natural Gas Services Group	(18.5)%	4.4%	9.8%
Median NGS Proxy Custom Peer Group	(29.5)%	(13.9)%	(14.2)%

Disagreement with Institutional Proxy Advisors on our Custom Peer Group

The Company believes that it has received lower than expected support of its executive compensation structure because of the reports of certain proxy advisory firms which advise institutional investors on voting on annual proxy matters. As noted in Supplemental Proxy Materials submitted by the Company subsequent to the filing of the 2017 Proxy Statement, we believe the reports of certain proxy advisory firms contained factual errors and erroneous assumptions that resulted in misguided conclusions and recommendations.

One example of erroneous data provided by proxy advisory firms relates to the Company’s selection of its peer group. One firm, in its 2016 and 2017 reports, disapproved of the company-selected peer group. However, a review of both the Company peer group and that of the proxy advisory firm suggests the Company’s peer group is more appropriately aligned with the Company and its business than the peer group advocated by the proxy advisory firm.

While the peer group espoused by the proxy advisory firm was apparently selected with a focus on revenue of each enterprise, the Company determined its peer group with more emphasis on market capitalization. In our view, the focus of the proxy advisory firm’s peer group on revenue without regard for market capitalization resulted in inappropriate and punitive comparisons and conclusions with regard to the Company’s compensation program. The reliance on revenue as the key peer group selection is especially specious when the key driver of compensation analytics for proxy advisory firms is Total Shareholder Return. Revenue is not a universal predictor of corporate profitability and, may have a weak relationship to overall shareholder returns, especially in a cyclical industry such as ours where margin volatility may result in a combination of higher revenues, lower profits and a decline in TSR. As a result, the Company will continue to rely on market capitalization as a primary variable for determining peer group members.

Moreover, we believe the proxy advisory firm's peer group has additional limitations and liabilities and contained a disparate set of companies that has little relevance to the Company’s business:

•	Only half of the companies in the proxy advisory firm’s peer group are in the business of providing equipment and services to the oil and gas business, consistent with the GICS code of the Company.

•	The proxy advisory firm did not choose any oilfield compression companies for its peer group -- our primary business.

•
Seven companies (50%) in the proxy advisory firm’s selected peer group were exploration and production companies. These companies are our potential customers (not peers), have different financial measurement metrics and disparate shareholder expectations than peer companies engaged in oilfield service and industrial enterprises.

The proxy advisory firm’s peer group contained companies that have no connection whatsoever to the Company’s business, were grossly undersized relative to the Company and exhibited unique financial and structural attributes, including bankruptcy, delisting notices and closely-held ownership, that made those companies inappropriate peers for the Company.

In contrast, the peer group assembled by the Company had the following attributes:

•	Twelve of the thirteen companies comprising the Company’s peer group are in the business of providing equipment and services to the oil and gas business, consistent with the GICS code of the Company.

•	The Company included its three primary competitors - companies that provide contract compression equipment and related services - in its peer group.

•	One company is a specialty chemicals company with significant presence in the oilfield equipment and services business.

We believe that the Company's peer group provides a much more relevant group of comparable companies than compared to proxy advisory firm’s arbitrary peer group.

We also note that the proxy advisory firm’s peer groups over the last four years have been subject to above-average churn (changes in the composition of the peer group), a concept of which the proxy advisory firm is critical when analyzing company-generated peer groups. The proxy advisory firm removed seven companies from its Company peer group between its 2014 and 2015 proxy analysis reports and removed five peers from its 2015 peer group when compared to the analytical report released in June 2016. Furthermore, the proxy advisory firm removed eight companies from its 2016 peer group compared to the most recent analytical report filed in June 2017, the highest year-to-year peer group churn the Company has seen from the proxy advisory firm.

As indicated in a review of previous proxy advisory firm peer group analysis, we posit that if issuers like NGS had similar turnover in their peer groups, the proxy advisory firm would be likely to criticize the churn as excessive and done in an attempt to create artificial comparable compensation metrics that would benefit company’s executives without regard for shareholder benefits.

Comparison of 5-Year Cumulative Total Return
Assumes Initial Investment of $1,000
on December 31, 2012
$2,500
$2,000
$1,500
$1,000
$500
$-
2012
2013
2014
2015
2016
2017
NGS Equity
NGS Peer Group
ISS Peer Group
Philadelphia Oil Service Index (OSX)
S&P 500 Index

The chart above graphically describes the relative performance of NGS common stock over the past five years when compared to key benchmarks: the S&P 500 Index, the Philadelphia Oil Services Index, the Company’s current peer group and the most recent peer group selected by a leading proxy advisory firm.

The Compensation Committee and Board believes these data show: (1) the Company’s compensation plan has provided incentives for the leadership team to maximize both short- and long-term shareholder value; (2) regardless of the peer group used, NGS has meaningfully outperformed the identified peers; and (3) the NGS-selected peer group is more representative of the Company’s industry peers than that of the proxy advisory firm as evidenced by the similar performance of the NGS peer group and the Philadelphia Oil Services Index, the leading performance benchmark for our industry. Moreover, the Company-identified peer group provides a more appropriate “hurdle rate” for relative shareholder return than the proxy advisory firm peer group, a tenet the Company believes is key to the rigor of the Company’s analysis in contrast to that of the proxy advisory firms.

In short, over the past five years, the Company’s compensation program has resulted in management decisions and leadership that have provided NGS shareholders with consistent, industry-leading returns and has created an environment for similar opportunities into the future.

In summary, we believe greater weight should be given the Company-selected peer group, especially given the deficiencies found in this proxy advisory firm’s peer group, which include:

•	The proxy advisory firm’s peer groups rely on revenue comparisons rather than market capitalization, which is more closely correlated with Total Shareholder Return;

•	The proxy advisory firm’s peer groups include numerous companies in unrelated or non-comparable businesses and excludes any companies operating in the compressor business; and

•	The proxy advisory firm’s peer groups are characterized by excessive year-to-year churn.

Emphasis on the integrity of the peer group is important as subsequent comparisons in the proxy advisors’ reports stem from the selection of the peer group. If the methodology for the selection of the peer group is flawed, conclusions drawn from such peer group could be incorrect.

Individual and Company Performance - Base Salary and Equity Awards

The Compensation Committee also evaluates compensation, particularly base salary levels and equity awards (restricted stock awards), through an analysis of each executive officer’s individual performance and the overall performance of the Company, our goal being to strengthen the link between what we pay our executives and the performance of the Company.  Factors the Committee considers in our analysis include:

•	The individual performance, leadership, business knowledge and level of responsibility of our officers;

•	The particular skill-set and longevity of service of the officer;

•	The effectiveness of the officer in implementing our overall strategy; and

•	The general financial performance and health of the Company.

Specific Company Financial Metrics - Cash Bonuses

With respect to compensation we pay in the form of cash bonuses, the Committee sets performance levels for three specific Company financial metrics.  The Committee relies on whether these levels are achieved and the individual performance of our executive officers to determine whether cash bonuses are awarded and the amounts of such bonuses.  The three financial metrics the Committee considers are:

•	Total revenues;

•	Adjusted EBITDA; and

•	Adjusted net income before taxes.

Adjusted EBITDA is calculated from our audited financial statements by adding to net income, or loss, (1) amortization and depreciation expense, (2) interest expense, (3) provision for income tax expense and (4) loss on retirement of rental equipment.

Adjusted net income reflects net income before the income tax effects of the 2017 Tax Act.

We believe that our core executive compensation mix of base salary, cash bonuses and equity awards, while fairly limited, presently provides enough diversity for us to link executive compensation to our short-term and long-term objectives.  For instance, annual income, while equity awards are more closely linked to the long-term objectives of earnings per share and increased market value of our common stock.

Base Salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Each year the Committee receives base salary recommendations from our Chief Executive Officer for all of our executive officers (other than our Chief Executive Officer whose base salary is evaluated by the Committee on an annual basis).

In January 2017, the Compensation Committee reviewed the 2016 performance of our Chief Executive Officer, Stephen C. Taylor, along with the competitive pay information provided in the Compensation Consultant’s report, in setting Mr. Taylor's base salary for 2017. In 2017 Mr. Taylor's base salary was in the 52nd percentile of the Company’s peer group according to data compiled by the Company’s Compensation Consultants.  In connection with that review, the Committee modestly increased the base salary of Mr. Taylor from $560,000 in 2016 to $576,800, for 2017, an increase of approximately 3%. The increase was made in recognition of Mr. Taylor’s leadership and contributions to the Company's strong 2016 financial and operational results, which included:

•	Increasing cash and cash equivalents (balance sheet) from $35.5 million in 2015 to $64.1 million in 2016.

•	Maintaining debt at a continuing, very low level (less than $500k).

•
Maintaining the Current (Quick) Ratio (Current Assets/Current Liabilities, a measure of liquidity) in a range from15-16 in the 2015 to 15.3 in 2015 to 2016 period. This is an important metric for shareholders in an environment when liquidity tends to decrease (often severely).

•
Decreased capital expenditures from $12.5 million in 2015 to $4.3 million in 2016. A 66% reduction in capital expenditures in 2016 demonstrates the immediate response the Company made to the deteriorating environment.

•	Continued self-funded growth capital expenditures totaling in excess of $196 million since 2010.

•	Operating cash flow as a percentage of revenue was 46% in 2016 an increase from 2015’s 43%. This means that of every dollar in revenue we turned 46 cents in 2016 of it into real spendable cash.

•	Free cash flow as a percentage of revenue was up to 39.7% in 2016 compared to 30.3% in 2015 and (19.4%) in 2014 and compared to the S&P500 at 9%.

•	Free cash flow (operating cash flow less capital expenditures) remained healthy at $28.5 million in 2016.

•	Maintained Adjusted EBITDA at 43-44% of revenue in both years (2016/2015).

•	Increased gross margins in our core rental business from 60% average in 2014 to 62% in 2015 to 64% in 2016 notwithstanding the difficult and depressed industry cycle.

•	Our SG&A expenses as a percent of total revenue remained relatively steady notwithstanding the significant drop in revenue due to the challenging industry cycle.

•
For the year 2016 NGS common public stock price increased by 44.2%, while the median increase for identified public peers increased 14%, the OSX index increased 16.5%, price of West Texas Intermediate crude oil increased 44.8%, while the average US land rig count decreased 48.0%.

With respect to our other two named executive officers other than our CEO, James Hazlett, our Vice President of Technical Services, base salary for 2017 was $212,180 compared to $206,000 for 2016. The base salary of G. Larry Lawrence, our Vice President and Chief Financial Officer, for 2017, was $198,380 compared to $192,600 for 2016. We continue, as we have in the past, to rely on their contributions to the above noted performance items and the following factors in evaluating and determining the amount of compensation we pay these executives:

•	our general knowledge of executive compensation levels in the natural gas compression industry and similarly sized energy service companies;

•	each executive’s individual performance and the overall performance of the Company; and

•	specific Company financial metrics and the application of specific weights to such metrics.

The applicability of these factors varies depending on the type of compensation being evaluated and determined.  For instance, we do not rely on weighted company financial metrics to evaluate and determine base salary levels, but such factor is the primary means through which we evaluate and determine the amount of the cash bonuses we award to our executives. Below is a more detailed discussion of how these factors apply to the different types of compensation we utilize.

Short-Term Incentives - Annual Incentive Bonus Plan

In 2006, the Committee adopted an Annual Incentive Bonus Plan or, the “IBP,” that provides guidelines for the calculation of annual non-equity incentive based compensation in the form of cash bonuses to our executives, subject to Committee oversight and modification.  The bonuses awarded under the IBP are short-term awards in recognition of the overall performance and efforts made by our executives during a particular year. Each year, the Committee approves the group of executives eligible to participate in the IBP and establishes target award opportunities for such executives. For 2017, the Committee maintained Mr. Taylor’s target award opportunity at 100% of his base salary. Target award opportunity was 50% of average base salary for Messrs. Lawrence and Hazlett.

In 2017, 90% of an executive officer’s IBP award was based on achievement of company financial objectives relating to:

•	Total revenues;

•	Adjusted EBITDA; and

•	Adjusted net income before taxes.

Each of these three components accounts for 30% of the total company financial objective portion of the IBP.  The remaining 10% of an executive officer’s IBP award is based upon individual performance as evaluated by our CEO (except with respect to our CEO whose individual performance is evaluated by the Committee).

Over the past five years, the Company has awarded executives full incentives in three years in which the Company met or exceeded its targets objectives. In the other two years, performance incentives were awarded at lower levels as the target payout metrics set by the Board were not fully met, an indication of the rigor the Board has used in setting performance targets and assessing managerial performance. In 2017 our executives did not receive any of their target payout because they did not attain the aggressive annual performance measures set by the Board, even though the Company demonstrated positive results and maintained the stable financial and operational highlights as discussed in our Fiscal year 2017 performances on page 21.

Each year, the Committee sets three performance levels for each component of the company financial objective portion of the IBP.  The payment of awards under the IBP is based upon whether these performance levels are achieved for the year. Payout on each of the three financial objectives is as follows:

75% of the bonus amount attributable to a financial component will be paid if we achieve the "threshold" amount;

100% of the bonus amount attributable to a financial component will be paid if we achieve the "target" amount; and

125% of the bonus amount attributable to a financial component will be paid if we achieve the "stretch" amount.

The following table sets forth the bonus financial criteria and the performance levels set by the Committee and the resulting bonus payout percentages in 2017:

2017 Annual Incentive Bonus Plan

2017 Executive Bonus Criteria(1)	Revenue	Adjusted Net Inc. before Taxes(2)	Adjusted EBITDA(3)
Threshold achievement pays 75% of bonus	$74,975,142	$8,341,410	$30,014,410
Target achievement pays 100% of bonus	$76,518,520	$8,910,937	$30,917,937
Stretch achievement pays 125% of bonus	$78,241,007	$9,785,148	$32,142,148

(1) The three financial criteria were based on operating performance without giving effect to an inventory write-off taken in 2017.
(2) Adjusted net income reflects net income before the income tax effects of the 2017 Tax Act.
(3)  Adjusted EBITDA is defined as the Company's earnings before interest, income taxes, depreciation and amortization and, loss on retirement of rental equipment and is an indicator of operating performance.

The following table sets forth the maximum bonus eligibility set by the Committee for 2017 for each of our named executive officers, and based upon the payout percentages noted in the table above, the bonus payout amount earned by each named executive for 2017 under our Annual Incentive Bonus Plan:

Criteria	Actual 2017 Performance(1)	Target Metric	Eligible Bonus Payment Percentage	Bonus Component	Payable Bonus
Revenue	$67,693,388	$76,518,520	—%	30%	—%
Adjusted Net Inc before Taxes (2)	$1,876,499	$8,910,937	—%	30%	—%
Adjusted EBITDA(3)	$23,192,616	$30,971,937	—%	30%	—%
Personal Performance			100%	10%	10%
Total					10%

(1)	The three financial criteria and 2017 performance were based on operating performance without giving effect to an inventory write off taken in 2017.

(2)	Adjusted net income reflects net income before the income tax effects of the 2017 Tax Act.

(3)
Adjusted EBITDA is defined as the Company's earnings before interest, income taxes, depreciation and amortization and, loss on retirement of rental equipment and is an indicator of operating performance.

The following table sets forth the maximum bonus eligibility set by the Committee for 2017 for each of our named executive officers, and based upon the payout percentages noted in the table above, the bonus payout amount earned by each named executive for 2017 under our Annual Incentive Bonus Plan:

Name	Title	Base Salary	Max Bonus Eligibility	Bonus Base	Bonus Payout %	Bonus Payouts
Stephen C. Taylor	President & CEO	$576,800	100%	$576,800	10%	$57,680
G. Larry Lawrence	VP and CFO	$198,380	50%	$99,190	10%	$9,919
James R. Hazlett	VP- Technical Services	$212,180	50%	$106,090	10%	$10,609

As noted in the tables above, actual financial performance for 2017 failed to meet any of the “threshold” performance levels, thereby entitling no bonus payout for any of the three financial metrics.

With respect to the personal performance criteria, the Committee awarded Messrs. Taylor, Lawrence and Hazlett the maximum amount payable under this component, or 10% of the maximum bonus amount that could have been earned in 2017. In addition to the Committee's non-quantitative evaluation of each executive's performance, with respect to all of the named executives, the Committee made this award in recognition of the Company's achievements during a difficult industry-wide slump which were summarized at the beginning of this compensation, discussion and analysis section.

With respect to Mr. Taylor’s personal performance criteria, the Committee based its full award on his success in positioning the Company in counter-cyclical mode that enabled the Company to remain debt-free and build its cash balances during a period of unprecedented market deterioration, continuing to post positive GAAP earnings in an environment where the vast majority of the Company’s peers and the energy services industry posted significant losses and his ability to reduce capital expenditures by approximately 95% between 2014 and 2016 in a most challenging operating environment, taking advantage of the Company's emphasis on large-horsepower equipment. Additionally, Mr. Taylor recognized the need to move the Company into the large-horsepower rental gas compression market segment; which the Company entered in 2017.

With respect to Mr. Lawrence’s personal performance criteria, the Committee based its full award on his success in oversight of the Information Technology department with particular emphasis on the Company's exposure to cyber-threats, managing the migration of the Company's e-mail infrastructure from a local solution to a cloud-based system, managing the cost aspect of the construction of the new headquarters building and maintaining general and administrative expenses at an efficient level.

With respect to Mr. Hazlett’s personal performance criteria, the Committee based its full award on his leading the design and manufacturing efforts for our new larger 1300 horsepower compressor packages, developing a unique and efficient computer-controlled gas cooling system for our fleet rental units and efficiently managing the low level of activity in our compressor fabrication facilities.

Also see "Other Compensation" on page 34 for additional information regarding cash bonus payments.

Long-Term Incentives - Restricted Stock/Unit Awards

The Compensation Committee continually reviews equity compensation trends of public companies and solicits feedback from its stakeholders and proxy advisors to determine the most appropriate executive compensation program for the Company’s executives, as well as its stakeholders. When reviewing the Company’s long-term incentive plan, the Compensation Committee considered a variety of factors when determining the appropriateness of the plan, which include:

•	Address proxy advisory firms’ concerns related to the performance measurement period;

•	Address the proxy advisor firms’ criticism of a perceived lack of rigor related to the TSR target goal;

•	Address the issue of balance between time-based and performance-based long-term compensation;

•
Acknowledge the Company’s belief that balancing short-term performance - demonstrating the agility of the leadership team - with long-term performance - demonstrating the ability of the leadership team to create durable value - is important in compensation awards, especially in cyclical industries;

•
Acknowledge the importance of the Compensation Committee’s judgment and board discretion in designing compensation programs that retain and motivate critical leadership that have provided positive returns to shareholders across cycles; and

•	Address concerns over the salary multiplier from the previous long-term incentive plan.

Based upon this review, the Compensation Committee determined it was appropriate to adjust the long-term incentive award for 2017 to provide a balance between a quantitative, performance-based award and a qualitative, discretionary award based on performance measures evaluated annually by the Compensation Committee and Board of Directors, a practice consistent with the Company’s peers and, more generally, other oilfield services companies.

The performance-based award was based off the Company’s relative prior three-year total shareholder return (“TSR”) compared to the company-defined peer group. The Compensation Committee established the following award parameters based on the company’s relative TSR performance.

The award is determined by the Company’s ranking on the peer-based table below:

Total Shareholder Return: Long-Term Incentive Award Table
Relative TSR Performance Rank	Payout vs. Target	Award Payout
1	200%	Maximum
2	190%
3	172%
4	154%
5	136%
6	118%
7	100%	Target
8	75%
9	50%
10	25%	Threshold
11	—%
12	—%
13	—%
14	—%

The qualitative, discretionary award was set to a maximum of 200% of the base pay of the named executive officer and will vest in equal parts over a three-year period. Performance measures taken into account include those provided in the 2017 Financial and Operational Highlights section of this Proxy as well as other personal achievements of the respective executive officers.

The Compensation Committee considers restricted stock and restricted stock units to be a type of long-term incentive compensation that motivates our executive officers to work toward our long-term growth and allows them to participate in the growth and profitability of the Company. We believe that restricted stock aligns the interests of our executive officers with our shareholders in that our executive officers will benefit to the extent that the value of our common stock increases. With the exception of Mr. Taylor, our Chief Executive Officer, the number of shares of restricted stock granted to an executive officer is based on a discretionary determination of an officer’s individual performance and his current contributions and potential for future contributions to the overall performance of the Company.

In early 2018, the Compensation Committee reviewed the Company’s 2017 TSR performance against its peers and determined that the Company’s prior three-year performance was second out of the Company identified 14-member peer group (including Natural Gas Services Group). Such performance, as noted in the accompanying table, entitled Mr. Taylor to a TSR performance-based award of 190% of his current base salary of $594,100.

In addition, the Compensation Committee, after a review of all relevant Company and personal performance factors, agreed to provide Mr. Taylor an additional discretionary award equal to 160% of his current base salary (out of a maximum possible award of 200% of his current base salary).

As a result of these grants and as noted in the table below, on March 15, 2018, Mr. Taylor was awarded 84,700 shares of restricted common stock under our 2009 Restricted Stock/Unit Plan, as amended, based on the closing price of $24.55 per share as of March 15, 2018, subject to a three-year schedule whereby the award will vest in one-third tranches beginning on the first anniversary of the grant date. In addition, two other executive officers were awarded discretionary grants as noted in the accompanying table.

Name	Dollar Value of the Award	Number of Restricted Shares
Stephen C. Taylor, CEO and President	$2,079,385	84,700
G. Larry Lawrence, Chief Financial Officer	$491,000	20,000
James R. Hazlett, Vice President - Technical Services	$491,000	20,000

All of the restricted stock awards reported in the table above are subject to a three-year vesting period, although such vesting is subject to acceleration and will immediately vest in the case of (i) death, or disability of the recipient employee or (ii) certain circumstances in connection with a change of control in the Company. Further information concerning these awards is set forth in column (i) of the "Summary Compensation Table" on page 38 and column (i) of the "Grants of Plan-Based Awards for Fiscal 2017" on page 39.

The Compensation Committee continuously evaluates the Company’s executive compensation plan to ensure that the each of the components of that plan is designed, when considered both individually and holistically, with the goal of attracting and retaining executive leadership capable of delivering industry leading results for shareholders. This review, with the assistance of Board-retained executive compensation experts, includes reviewing peer-group compensation programs, broader industry compensation trends, innovations in executive compensation design as well as seeking input from our shareholders and other stakeholders.

The Compensation Committee notes that there has been significant evolution in executive compensation plan design in the past several years including changes in standard performance measures and measurement periods. The Company’s Compensation Committee will continue to consider changes to industry executive compensation practices as it contemplates future changes to the Company’s executive compensation program.

Other Compensation

In addition to the cash payments described in this Compensation, Discussion and Analysis section, we made additional bonus cash payments to our executive officers as follows: Taylor -- $86,250; Hazlett -- $42,436; Lawrence -- $39,676. We made these additional cash payments in recognition of our executive management (i) maintaining outstanding liquidity, cash flow and minimal long-term debt during a difficult economic times for the oil and gas industry in general, and for oil and gas service companies in particular; (ii) swiftly taking advantage of market opportunities by moving into the large horsepower compression market; (iii) guiding and managing the process of the ongoing construction of the Company's new office headquarters to protect against growth constraints and exorbitant rental rates; (iv) retaining skilled employees during the difficult industry-wide downturn; (v) providing superior budgeting, marketing and operational expertise with a small and streamlined staff of executive officers.

We maintain a 401(k) retirement plan in which all of our executives and employees are eligible to participate.  We match executive and employee contributions to our 401(k) plan, on an equal percentage basis, with cash contributions.  The Company matching portion is equal to one-half of the employee’s annual contribution up to a maximum of 3% of the employee’s salary. Our matching amounts for our executive officers are included in column (i) of the “Summary Compensation Table” on page 38.

We also maintain an unfunded, nonqualified deferred compensation plan (the “Deferred Compensation Plan”). Our executive officers and directors are eligible to participate at their election. The Deferred Compensation Plan provides the ability to defer receipt of income, including shares, to a later date, which may be an attractive tax planning opportunity. We generally do not contribute to the Deferred Compensation Plan on behalf of the participants; therefore, our cost to maintain the Deferred Compensation Plan is limited to administration expenses, which are minimal.

Total Direct Compensation

Among its peer group companies, the total shareholder return from NGS was in the 69th percentile in 2017, 88th percentile over the past three years and the 100th percentile (top of peer group) over the past five years. Our Chief Executive Officer’s base compensation was in the 50th to 55th percentile among his peers in 2017 and his total compensation was in the 50th to 60th percentile. With base salary being in the median range, the Committee thinks it appropriate that his short-term and long-term incentives be designed and awarded to reflect the value delivered to the Company’s shareholders. Significantly, the total compensation paid to our Chief Executive Officer over the one-year or the three-year or the five-year periods ranked lower in compensation paid than the performance achieved on a percentile basis. This demonstrates the Committee’s stewardship when aligning executive pay with shareholder benefit.

Employment Agreements

We employed Mr. Taylor in January 2005. On October 23, 2013, we entered into a new written employment agreement with Stephen C. Taylor, our President and Chief Executive Officer. We do not have written employment agreements with any of our other executive officers. On April 24, 2015, we entered into an amendment with Mr. Taylor to his Employment Agreement pursuant to which the "modified single trigger" change of control provision was changed to a "double trigger" change of control. Under the "modified single trigger provision", Mr. Taylor could voluntarily terminate the Employment Agreement for any reason immediately upon a change in control and collect severance benefits. Under the new "double trigger" change of control provision, a change of control must occur followed by the Company or its successor terminating Mr. Taylor's employment other than for cause, death, or disability, or by Mr. Taylor terminating his employment for Good Reason. See “ Compensation Agreements with Management” beginning on page 48 of this Proxy Statement for detailed information concerning Mr. Taylor’s employment agreement, as amended.

Allocation of Amounts and Types of Compensation

Other than the restricted stock awards we grant to our executives from time to time and the determinations made by the Committee as to specific target award opportunities under our IBP, the allocation of different amounts and types of compensation has not been a consideration for us. The Committee has not adopted a specific policy or target for the allocation between amounts or types of compensation.  We believe that the use of stock awards in our compensation package will align the interests of our management and employees with our shareholders.  Notwithstanding moderately increasing the use of stock-based compensation, we intend to maintain and continue our practice of having a simplified, but effective and competitive, compensation package.

Change of Control and Severance Arrangements

Our 1998 Stock Option Plan, as amended, and our 2009 Restricted Stock/Unit Plan contains change of control provisions.  In addition, Mr. Taylor’s employment agreement contains change of control and severance provisions.  Information regarding these provisions is provided under the caption “Potential Payments Upon Termination or Change of Control” on page 44.

Perquisites

We provide limited perquisites to our executives. The primary perquisites allow our executives a choice of receiving an automobile allowance or personal use of a company-provided automobile.  Although we provide Mr. Taylor with Midland Petroleum Club membership, since his use of the club is limited solely for business entertainment, we have not considered it to be a perquisite and have not valued it as such for inclusion in column (i) of the Summary Compensation Table on page 38.

Our executives also participate in the same medical, dental and life insurance plans as other employees.  However, we pay a greater percentage of the premiums for health insurance for our executives than we do for our other employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to each of our named executive officers in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.

Effective for taxable years beginning prior to January 1, 2018, an exception to this deduction limit applied to "performance-based compensation", such as equity awards that satisfies certain criteria. Under the federal tax reform legislation signed into law on December 22, 2017, the performance-based pay exception to Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.

The Compensation Committee intends to consider the potential impact of Section 162(m) on compensation decisions, but the Committee may continue to structure our executive compensation program to accomplish business objectives that it believes are in our best interests and those of our stockholders, even though doing so may reduce the amount of our tax deduction for such compensation.

Say-on-Pay

At our 2017 Annual Meeting of Shareholders held in June 2017, we submitted a proposal to our shareholders regarding our executive compensation practices. The proposal was an advisory vote on the 2016 compensation awarded to our named executive officers (commonly known as a “say-on-pay” vote). Our shareholders approved our 2016 compensation with approximately 68% of the votes cast on the proposal voting in favor of our 2016 executive compensation practices. This represented an increase of approximately 3% from the say-on-pay vote in 2016.

While the increasing results for the past two years have been encouraging, we are still disappointed since we believe many of the disapproval votes have been the result of the influence of recommendations of certain proxy advisory firms, both of which advise institutional investors on voting on annual proxy matters. We believe the reports of certain proxy advisory firms contained factual errors and erroneous assumptions that resulted in misguided conclusions and recommendations. In June 2017 we sent a letter to these proxy advisory firms which detailed our concerns and issues with these reports. We also sent our shareholders a copy of these letters and filed our correspondence with the Securities and Exchange Commission on June 12, 2017. You can access this filing free of charge on the Investor Relations section of our website (www.ngsgi.com). A paper copy is also available, without charge upon written request, at Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.

Notwithstanding, we have taken numerous remedial measures over the past three years, including:

•	adopting a clawback policy the covers all executive officers;

•	adopting executive and director stock ownership guidelines;

•	extending the vesting terms on restricted stock awards made to our executive officers to three years;

•	calculating a portion of our CEO’s long-term equity award to meeting set objective total shareholder returns compared to our Custom Peer Group;

•	adopting a majority votes cast requirement with respect to the election of directors; and

•	amending our Corporate Governance Guidelines to include a lead independent director. Charles Curtis, our longest tenured independent director, has been appointed as our lead director.

Corporate Governance Policies

To ensure our compensation programs are aligned with the long-term interest of our shareholders, we have adopted several governance policies that we expect our executive officers to comply with, including meaningful stock ownership guidelines, a pledging and hedging policy and a recapture or “clawback” policy that provides for the recoupment of any performance-based payouts made based on financial results that are not in compliance with any financial reporting requirement that requires restatement of the Company’s financial statements.

Compensation Clawback Policy

The Company has adopted a compensation recoupment, or “clawback” policy intended to be consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including equity awards) that is (i) based on material erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement. In addition, the Dodd-Frank Act requires the SEC to issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements. The SEC has issued proposed regulations implementing this portion of the Dodd-Frank Act. Once the SEC finalizes its regulations regarding the required form of a clawback policy under the Dodd-Frank Act, we expect to amend our clawback policy accordingly.

Pledging and Hedging Policy

The Company considers it improper and inappropriate for any director, executive officer or associate to engage in short-term or speculative transactions involving our Common Stock. We therefore prohibit directors, executive officers and other associates from engaging in pledging, short sales or other short position transactions in our Common Stock. We also strongly discourage directors, executive officers and other associates from engaging in certain forms of hedging or monetization transactions.

Director and Executive Officer Stock Ownership Guidelines

The Company has stock ownership requirements for its directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our directors and key executives with the interests of our shareholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a market value equal to the following multiple of the individual’s compensation, defined as either a director’s cash retainer fee or an officer’s base salary. Shares that count toward the minimum share ownership include: shares owned outright or beneficially owned; vested restricted stock; vested restricted stock units in our Deferred Compensation Plan;

and shares issued from the exercise of vested options.

The table below indicates the stock ownership guidelines for our executive officers and Board members:

Stock Ownership Guideline

Executive Officer/Director	(as a multiple of base salary/annual cash retainer)
CEO	3 times Base Salary
All other executive officers	2 times Base Salary
Non-employee Directors	1 times Base Annual Cash Retainer

Each person’s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. Generally, individuals have a five-year period to attain their stock ownership requirements. At any time at which the individual’s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of “Net Shares” received upon vesting of restricted stock, restricted stock units and performance units. “Net Shares” are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy. The policy provides a hardship exemption, for which an individual must submit a request to the corporate governance committee. Presently, all of our directors and our executive officers have attained or exceeded their ownership requirements.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2018 Annual Meeting of Shareholders.

Members of the Compensation Committee

William F. Hughes, Jr. (Chairman)
John W. Chisholm
David L. Bradshaw

The table below sets forth the compensation earned by, and paid to our CEO, Stephen C. Taylor, and our other named executive officers for services rendered to us for the fiscal years ended December 31, 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus (2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor, Chairman, President & CEO	2017	$574,215	$4,090	$2,079,385	$—	$144,200	$—	$15,246	$2,817,136
	2016	559,349	8,285	2,018,794	—	392,000	—	15,053	2,993,481
	2015	561,036	6,646	1,679,999	—	665,252	—	14,264	2,927,197
G. Larry Lawrence, Chief Financial Officer	2017	198,158	1,407	491,000	—	49,595	—	16,450	756,610
	2016	192,600	2,849	501,000	—	67,410	—	16,284	780,143
	2015	193,754	2,289	407,800	—	114,538	—	16,722	735,103
James R. Hazlett, Vice President, Technical Services	2017	211,942	1,505	491,000	—	53,045	—	36,880	794,372
	2016	206,000	3,048	501,000	—	72,100	—	34,737	816,885
	2015	207,539	2,448	407,800	—	122,500	—	31,619	771,906

(1)	The amounts in column (c) includes amounts deferred under our Deferred Compensation Plan and 401(k) Plan.

(2)	The amounts reflected in column (d) reflect payments under the company's profit sharing program administered to all employees.

(3)	The amounts in column (e) reflect the grant date fair value of stock granted under our 2009 Restricted Stock/Unit Plan.

(4)
The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2017, 2016 and 2015, in accordance with FASB ASC Topic 718, associated with stock option grants under our Stock Option Plan.  Assumptions used to calculate these amounts are included in footnote 10 of our audited consolidated financial statements for the fiscal year ended December 31, 2017; footnote 10 of our audited financial statement for fiscal year ended December 31, 2016; and footnote 9 of our audited financial statement for fiscal year ended December 31, 2015.

(5)
The amounts in column (g) reflect the cash bonus awards to the named executive officers under our Annual Incentive Bonus Plan, including amounts deferred under our Deferred Compensation Plan. This is discussed in further detail on page 29 under the caption “Short-Term Incentives - Annual Incentive Bonus Plan.”

(6)	The Deferred Compensation Plan (h) does not pay above-market or preferential earnings.

(7)
The amounts shown in column (i) include matching contributions made by Natural Gas Services Group to each named executive officer under our 401(k) plan and the aggregate incremental cost to Natural Gas Services Group of perquisites provided to our named executive officers as follows:

Name	Year	Automobile Allowance	Personal Use of Company Provided Automobiles	Additional Incremental Portion of Health Insurance Premiums Paid for Officers Only	401(k) Plan	Total
Stephen C. Taylor	2017	$—	$1,800	$7,944	$5,502	$15,246
	2016	—	1,800	7,686	5,567	15,053
	2015	—	1,800	6,912	5,552	14,264
G. Larry Lawrence	2017	10,200	—	—	6,250	16,450
	2016	10,200	—	—	6,084	16,284
	2015	10,592	—	—	6,130	16,722
James R. Hazlett	2017	10,200	—	20,016	6,664	36,880
	2016	10,200	—	19,362	5,175	34,737
	2015	10,592	—	17,400	3,627	31,619
Total	2017	20,400	1,800	27,960	18,416	68,576
	2016	20,400	1,800	27,048	16,826	66,074
	2015	21,184	1,800	24,312	15,309	62,605

Grants of Plan Based Awards

The table below sets forth the estimated future payouts under non-equity incentive plan awards and restricted stock awards granted and the grant date fair value of such awards.

Grants of Plan-Based Awards for Fiscal 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target	Maxi-mum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stephen C. Taylor	3/15/2018	—	—	—	—	—	—	84,700	—	$24.55	$2,079,385
G. Larry Lawrence	3/15/2018	—	—	—	—	—	—	20,000	—	24.55	491,000
James R. Hazlett	3/15/2018	—	—	—	—	—	—	20,000	—	24.55	491,000

(1)
No awards were made under the non-equity Annual Incentive Bonus Plan for 2017 except for the personal performance portion of the Plan. More information regarding the Plan and the calculation of awards is provided below and under the caption “Short-Term Incentives - Annual Incentive Bonus Plan” on page 29.

(2)
The information shown in this column reflects awards of restricted stock or units earned in 2017 (but issued in early 2018) our named executive officers pursuant to our 2009 Restricted Stock/Unit Plan, as amended and restated.

Annual Incentive Bonus Plan

Our Annual Incentive Bonus Plan provides for annual non-equity incentive based compensation in the form of cash bonuses to our executive officers.  Our Compensation Committee administers and determines from year to year the executives that are eligible to participate in the Plan.  The Committee establishes target award opportunities for the executives eligible to participate in the plan.  These target award opportunities are expressed as a percentage of an executive’s base salary.  An executive’s target award opportunity is the maximum cash bonus an executive is eligible to receive in any one year under the Plan.

The Committee establishes annual target levels for Natural Gas Services Group’s total revenues, Adjusted EBITDA and adjusted net income before taxes and assigns a weight of 30% to each of these components.  The executive’s individual performance is assigned a weight of 10%.  If during the year, Natural Gas Services Group achieves all of the target levels established by the Committee for total revenues, Adjusted EBITDA and net income before taxes, and it is determined by the Committee that an executive is entitled to the full 10% weight assigned to individual performance, the executive is entitled to receive the maximum cash bonus amount for the executive for that year.  If any one of the target levels is not met or it is determined that an executive is not entitled to the full 10% weight assigned to individual performance, the cash bonus award for the executive is reduced accordingly.  More information regarding the Plan and the calculation of awards is provided under the caption “Short-Term Incentives - Annual Incentive Bonus Plan” on page 29.

1998 Stock Option Plan

Our 1998 Stock Option Plan, as amended and restated, provides for the issuance of stock options to purchase up to 1,000,000 shares of our common stock.  The purpose of this plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide long-term incentives to employees and consultants and to promote the long-term growth and success of our business.  The plan is administered by the Compensation Committee of the Board of Directors.  At its discretion, the Compensation Committee determines the persons to whom stock options may be granted and the terms upon which options will be granted.  In addition, the Compensation Committee may interpret the plan and may adopt, amend and rescind rules and regulations for its administration.  Option awards are generally granted with an exercise price equal to the closing price of our common stock at the date of grant and generally vest based on three years of continuous service and have ten-year contractual terms.

As of December 31, 2017, stock options to purchase a total of 327,270 shares of our common stock were outstanding under the 1998 Stock Option Plan, as amended and restated, and a total of 313,169 shares of common stock were available at December 31, 2017 for future grants of stock options under the plan. Since the beginning of 2018, we have issued no shares of common stock, but had 500 shares returned to the pool due to forfeitures. This left 313,669 shares available under the 1998 Stock Option Plan as of the date of this proxy statement.

2009 Restricted Stock/Unit Plan

The purpose of our 2009 Restricted Stock/Unit Plan (the “2009 Plan”) is to retain our employees and directors having experience and ability, to attract new employees and directors whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in our development and financial success. We believe that grants of restricted stock and restricted stock units are an increasingly important means to retain and compensate employees and directors.

General Description

Shares Reserved for Issuance under the 2009 Plan.  A total of 800,000 shares of our common stock are reserved for issuance under the 2009 Plan. The number of shares of our common stock available under the 2009 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in our common stock or capital structure.

Administration.  The Plan is administered by the plan administrator, defined as one or more committees the Company designates consisting of independent directors.  The draft of the Plan appoints our Compensation Committee as the administrator (the “Committee”).

Generally, the Committee has the authority, in its discretion, (a) to select officers, directors and employees to whom awards may be granted from time to time, (b) to determine whether and to what extent, awards are granted, (c) to determine the number of shares of our common stock, or the amount of other consideration to be covered by each award, (d) to approve award agreements for use under the Plan, (e) to determine the terms and conditions of any award (including the vesting schedule applicable to the award), (f) to amend the terms of any outstanding award granted under the Plan, (g) to construe and interpret the terms of the Plan and awards granted, and (h) to take such other action not inconsistent with the terms of the Plan, as the Committee deems appropriate.

Types of Awards; Eligibility.  Awards of restricted stock and restricted stock units (RSUs) may be granted under the Plan. Awards of restricted stock are shares of our common stock that are awarded subject to such restrictions on transfer as the Committee may establish. Awards of RSUs are units valued by reference to shares of common stock that entitle a participant to receive, upon the settlement of the unit, one share of our common stock for each unit. Awards may be granted to our officers, directors and employees and our related entities, if any. Each award granted under the Plan shall be designated in an award agreement.

Terms and Vesting of Awards.  As noted above, the Committee determines the terms and conditions of each award granted to a participant, including the restrictions applicable to shares underlying awards of restricted stock and the dates these restrictions lapse and the award vests, as well as the vesting and settlement terms applicable to RSUs. When an award vests, we deliver to the participant a certificate for the number of shares without any legend or restrictions (except as necessary to comply with applicable state and federal securities laws).

In addition to time-based vesting requirements, the Committee is also authorized to establish quantitative and qualitative performance goals in order for awards to vest.  For instance, quantitative performance standards, including, but not limited to, financial measurements such as (a) increase in share price, (b) earnings per share, (c) total shareholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) net operating income, (i) pre-tax profit, (j) cash flow, (k) revenue, (l) expenses, and (m) EBITDA, or other performance goal requirements may be adopted by the Committee and set forth in the particular restricted stock or RSU agreement which must be met in order for shares to vest.

Termination of Service.  Unless otherwise set forth in an individual award agreement, the Plan and forms of award agreements generally provide that in the event a participant’s continuous service with us terminates as a result of death or disability (an “Acceleration Event”), unvested shares or RSUs at the time of termination due to an Acceleration Event will immediately become vested.  However, the Committee may revise this default provision on an individual basis, as it deems advisable. In the case of a termination of service other than by an Acceleration Event, any unvested restricted shares or RSUs will immediately become null and void, except that with respect to Restricted Stock awards, the Board of Directors may vest any or all unvested shares in its discretion in the case of any termination of service.

In addition, subject to revision by the Committee, the default provisions of the Plan provide that a Change of Control triggers accelerated vesting of all shares or units.  Under the 2009 Plan, a Change in Control Event is generally defined as:

•	a complete liquidation or dissolution;

•	acquisition of 50% or more of our stock by any individual or entity including by tender offer or a reverse merger;

•	a merger or consolidation in which we are not the surviving entity; or

•
during any period not longer than 12 consecutive months, members of the Board who at the beginning of such period cease to constitute at least a majority of the Board, unless the election, or the nomination for election of each new Board member, was approved by a vote of at least 3/4 of the Board members then still in office who were Board members at the beginning of such period.

Restricted Stock.  Under an award of restricted stock, we issue shares of our common stock in the participant’s name; however, the participant’s rights in the stock are restricted until the shares vest.  If the vesting requirements are not met prior to the end of the vesting period, the shares are forfeited.    In connection with an award of restricted stock, since actual shares are issued and outstanding, the participant is legally entitled to vote the shares and receive any dividends declared and paid on our common stock prior to the satisfaction of the vesting requirements.  However, as discussed above, Participants who hold unvested restricted stock may not sell, assign or transfer such shares until they have vested.

Restricted Stock Units.  Like a restricted stock award, a restricted stock unit is a grant valued in terms of our common stock. Unlike a restricted stock award, none of our common stock is issued at the time the RSU award is granted.  Instead, the award is a mere promise to deliver shares of our common stock upon satisfaction of the vesting requirements.  Upon satisfaction of the vesting requirements of the award, we then issue and deliver the number of shares subject to the award.  If the vesting requirements are not satisfied prior to the end of the vesting period, the units expire and no shares are issued.  Since shares of our common stock are not issued in connection with RSUs until such time as the vesting conditions have been satisfied, participants in the Plan who receive awards of RSUs will not have any voting rights and will not be entitled to dividends until such time as the units vest and shares of our common stock are issued.

Amendment, Suspension or Termination of the Plan.  We may at any time amend, suspend or terminate the Plan. The Plan will be for a term of ten (10) years unless sooner terminated. Awards may be granted under the Plan upon it becoming effective, but awards granted prior to obtaining shareholder approval will be rescinded if the shareholders do not approve the Plan.  We may amend the Plan subject to compliance with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, and the rules of the NYSE (or such other stock exchange as our common stock may be traded upon at the time).

Change in Capitalization.  Subject to any required action by our shareholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2009 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Committee in the event of: (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock; (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us; or (iii) any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration.” Except as the Committee determines, no issuance by us of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number of shares of common stock subject to an award.

As of April 15, 2018, we had issued 878,712 shares and units of restricted stock under the 2009 Plan of which 123,514 have been returned to the pool from tax withholding and 651,375 have vested and become unrestricted.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information about stock options outstanding as of December 31, 2017 and held by our Chief Executive Officer, Stephen C. Taylor, and each other named executive officer.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor	25,000	—	—	$17.51	9/10/2018	—	—	—	—
	30,000	—	—	$9.95	1/28/2019	—	—	—	—
	23,852	—	—	$7.84	3/17/2019	—	—	—	—
	30,000	—	—	$19.90	1/18/2020	—	—	—	—
	—	—	—	—		37,957	$839,988	—	—
	—	—	—	—	—	70,464	$2,018,794	—	—
G. Larry Lawrence	5,000	—	—	$17.81	1/24/2021	—	—	—	—
	—	—	—	—	—	10,000	$203,900	—	—
	—	—	—	—	—	20,000	501,000	—	—
James R.	5,000	—	—	$17.51	9/10/2018	—	—	—	—
Hazlett	10,000	—	—	$17.74	12/9/2019	—	—	—	—
	10,000	—	—	$17.81	1/24/2021	—	—	—	—
	—	—	—	—	—	10,000	$203,900	—	—
	—	—	—	—	—	20,000	501,000	—	—

Option Exercises and Stock Vested in 2017

In the table below, we show certain information about (i) the number of shares of common stock acquired upon exercise of stock options by each of the named executive officers in 2017 and the value realized on exercise of the stock options and (ii) stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Stephen C. Taylor	40,000	$355,201	37,958	$1,189,983
G. Larry Lawrence	—	—	10,000	275,000
James R. Hazlett	—	—	10,000	275,000

Nonqualified Deferred Compensation

We adopted a Deferred Compensation Plan in December 2015, which permits eligible employees, including our NEOs, and our directors to annually elect to defer a portion of their salary, commissions, cash bonus, director fees and/or stock awards they would otherwise have received when earned.  Under this plan, participants can defer up to 90% of their salary, commissions, cash bonus, director fees and stock awards. Amounts deferred under the Deferred Compensation Plan are deemed invested in the investment funds selected by the participant with similar options as available under the Company’s 401(k) Plan. We have option to, but we do not currently contribute to the Deferred Compensation Plan on behalf of its participants, or match the deferrals made by participants.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred while in-service or upon separation of service. In either case, the payment will be in either a lump sum or in substantially equal annual installments. In-service installments cannot exceed five years, while installments elected to start upon separation of service cannot exceed ten years. If separation is due to a disability or a change in control deferrals will be paid similar to deferrals paid upon separation of service, with deferrals related to death being paid in a lump sum to the participant’s beneficiary. If a participant experiences an unforeseeable emergency during the deferral period, the participant may petition to receive a partial or full payout from the Deferred Compensation Plan. All distributions are made in cash, except for deferred stock awards which are settled in Company stock.

The following table sets forth the deferred compensation earned by and paid to our Chief Executive Officer, Stephen C. Taylor, and other named executive officers in 2017.

Deferred Compensation Table

Name	Beginning Aggregate Balance	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stephen C. Taylor	$153,106	$496,354	$—	$72,103	$—	$721,563
G. Larry Lawrence	10,073	16,649	—	2,606	—	29,328
James R. Hazlett	22,385	39,219	—	9,253	—	70,857

(1) All contributions were from salary and bonus deferrals in 2017.

Potential Payments Upon Termination or Change of Control

Our 1998 Stock Option Plan and 2009 Restricted Stock/Unit Plan contains “change of control” provisions. These provisions are designed to provide some assurance that we will be able to rely upon each executive’s services and advice as to the best interests of Natural Gas Services Group and our shareholders without concern that the executive might be distracted by the personal uncertainties and risks created by any proposed or threatened change of control and to promote continuity of our executive team.

Under our stock option plan, the Committee may adjust the stock options held by our executives upon the occurrence of a change of control. With this authority, the Committee may in its discretion elect to accelerate the vesting of any stock options that were not fully vested and allow for the exercise of such options as to all shares of stock subject thereto.

Likewise, under our 2009 Restricted Stock/Unit Plan, a change in control will accelerate the vesting of all awards under the plan unless the Committee has provided otherwise in a particular award under the plan.  In addition, upon death, disability or retirement, any vesting or other restrictions on the restricted stock awards will accelerate or lapse such that all shares underlying a restricted stock award will become unencumbered.

As noted in the tables above and summarized below, our named executive officers have stock options and restricted stock awards which are subject to certain vesting requirements.

At December 31, 2017, our named executive officers had the following number of unvested restricted stock awards which were subject to forfeiture as of that date:

•	Stephen C. Taylor -- 108,421 shares

•	G. Larry Lawrence -- 30,000 shares

•	James R. Hazlett -- 30,000 shares

Each of these restricted stock awards could have become vested and issued without restrictions on December 31, 2017 assuming a change of control were to have occurred on that date.  In addition, the restricted stock awards would have been issued without restrictions on December 31, 2017, assuming the named executive officer had died, became disabled or retired.  The closing price of our common stock on December 31, 2017, was $26.20 per share.  Accordingly, on December 31, 2017, had there been a change in control event or had the named executive officer died, became disabled or retired, the vesting terms of the restricted stock awards would have lapsed and the shares would have become unrestricted.  As a result, there was a potential for Messrs. Taylor, Hazlett and Lawrence to realize immediate value upon the lapse of restrictions on restricted stock awards as follows:  Mr. Taylor --$2,840,630; Mr. Hazlett --$786,000; and Mr. Lawrence --$786,000.

As described under “Compensation Agreements with Management” on page 48, we entered into a written employment agreement with Stephen C. Taylor, President, Chief Executive Officer and Chairman of the Board in October 2013.  Under the employment agreement, Mr. Taylor is eligible for certain benefits in connection with a change in control.  These provisions were included in Mr. Taylor’s initial employment agreement with us and were continued in his current agreement as part of our negotiations with Mr. Taylor as to the terms of his employment and as an inducement for him to continue his employ with our company.  The change of control and severance provisions were designed to promote stability and continuity with respect to Mr. Taylor’s employment as our Chief Executive Officer and President.

Chief Executive Officer Potential Payments Table

The following table summarizes the benefits in effect as of December 31, 2017 that Mr. Taylor would receive assuming that a qualifying termination (i.e., a termination described in footnote 2 below) in connection with a change in control death or disability or a termination by the Company without cause, or a voluntary termination by Mr. Taylor with and without good reason, occurred on December 31, 2017. Those payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer Stephen C. Taylor	Qualifying Termination in Connection with a Change in Control, Voluntary Resignation with Good Reason, or Termination by Company without Cause (1) ($)	Death or Disability(2) ($)	Termination by Company with Cause, Voluntary Termination without Good Reason ($)	Retirement(2) ($)
Acceleration of Unvested Restricted Stock Units (3)	$2,840,630	$2,840,630	$—	$2,840,630
Severance	3,893,400	—	—	—
Medical, Dental, and Vision Benefits	40,428	—	—	—
Life Insurance Premiums	756	—	—	—
TOTAL	$6,775,214	$2,840,630	$—	$2,840,630

(1)
See "Compensation Agreements with Management" beginning on page 48 for definitions and discussion of Mr. Taylor's severance package in connection with termination due to change of control, voluntary resignation with good reason or termination by the Company without cause.

(2)	In the event of Mr. Taylor’s employment terminates on account of death or disability100% of unvested Restricted Stock awards will immediately vest.

(3)	The value attributable to the acceleration of unvested Restricted Stock awards is based upon the number of awards multiplied by the closing price of our common stock ($26.20) on December 31, 2017.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the ratio of the compensation of our Chairman and Chief Executive Officer compared to the compensation of our median employee in 2017 is set forth below. SEC rules require the Company to disclose annually (i) the median of the annual total compensation of all employees of the Company (excluding the Company’s principal executive officer, Stephen C. Taylor); (ii) the annual total compensation of the Mr. Taylor; and (iii) the ratio of Mr. Taylor’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Taylor).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Taylor)	$65,930
Annual total compensation of Mr. Taylor	$2,817,136
Ratio of Mr. Taylor’s annual total compensation to median annual total compensation of all other employees	43:1

To determine the median employee, the Company compiled a list of all employees (excluding Mr. Taylor) as of December 31, 2017, sorted the list of employees by their total compensation as reported for federal income tax purposes from the Company’s payroll records for the 12-month period ended December 31, 2017 and selected the employee with the median total compensation amount. The Company annualized the total compensation of any full-time or part-time employees on the list who were not employed for the full year and did not include the value of non-taxable Company-provided benefits such as retirement plan contributions and medical and life insurance benefits. As of December 31, 2017, the Company had 235 employees.

The annual total compensation of Mr. Taylor is the total amount of his compensation presented in the Summary Compensation Table on page 38. The Company determined the annual total compensation of the median employee shown above using the same rules applicable to the completion of the Summary Compensation Table for Mr. Taylor and the other named executive officers.

For comparison purposes, the median Pay Ratio of the ten (10) companies in the Company’s peer group that had reported such data (out of a total peer group of 14 and outlined on page 24) as of April 25, 2018 is 42.5:1, the mean is 47.5:1 with a range of 13.0:1 to 98.1:1.

In February, 2018 Equilar, an executive compensation data consultancy, conducted a survey of companies expecting to disclose CEO Pay Ratio data prior to the traditional annual proxy reporting period. Of the 356 companies responding to the survey, 30 were determined to be in the energy sector. Of those 30 companies, the median self-reported CEO pay ratio was approximately 72:1.

As of April 23, 2018, Equilar has compiled data from 1,440 companies that have disclosed CEO pay ratio data in proxy filings. The median CEO pay ratio of those companies, as compiled and calculated by Equilar, is 70:1.

The CEO pay ratios calculated herein are based on reasonable estimates in accordance with SEC rules and methods for disclosure.  Given the varying methodologies, assumptions, exclusions and estimates other public companies may use to determine their CEO pay ratio, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors.  In setting compensation for our Directors, we consider the substantial amount of time that Directors expend in fulfilling their duties to us and our shareholders, as well as the skill-sets required to fulfill these duties.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee Directors during the fiscal years ended December 31, 2017, 2016 and 2015:

Name	Year	Fees Earned Or Paid ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles G. Curtis	2017	$50,000	$100,000	$—	$—	$—	$—	$150,000
	2016	50,000	119,975	—	—	—	—	169,975
	2015	50,000	102,975	—	—	—	—	152,975
David L. Bradshaw	2017	60,000	100,000	—	—	—	—	160,000
	2016	60,000	119,975	—	—	—	—	179,975
	2015	60,000	102,975	—	—	—	—	162,975
John Chisholm	2017	50,000	100,000	—	—	—	—	150,000
	2016	50,000	119,975	—	—	—	—	169,975
	2015	50,000	102,975	—	—	—	—	152,975
William F. Hughes, Jr.	2017	60,000	100,000	—	—	—	—	160,000
	2016	60,000	119,975	—	—	—	—	179,975
	2015	60,000	102,975	—	—	—	—	162,975

(1)
Our non-employee Directors are paid a quarterly cash fee.  The cash fee payable to our non-employee Directors for 2017, 2016 and 2015 was $11,250 per quarter.  In addition, (i) the Chairman of the Audit Committee, David L. Bradshaw and the Chairman of the Compensation Committee, William F. Hughes Jr., were entitled to an additional quarterly cash fee in the amount of $3,750 and (ii) the Chairman of the Nominating Committee John W. Chisholm, and the Chairman of the Governance and Personnel Development Committee, Charles G. Curtis, were entitled to an additional quarterly cash fee in the amount of $1,250.

(2)
On March 23, 2017, each of our non-employee Directors were granted 3,992 restricted shares/units of common stock at an issue price of $25.05 per share; on April 6, 2016, each of our non-employee Directors were granted 5,884 restricted shares of common stock at an issue price of $20.39 per share; and on March 19, 2015, each of our non-employee Directors were granted 5,492 restricted shares of common stock at an issue price of $18.75 per share.

Cash Compensation Paid to Independent Directors

We pay our non-employee Directors a quarterly cash fee for their attendance at each meeting of our Board of Directors.  The cash fee payable to our non-employee Directors for 2017, 2016 and 2015 was $11,250 per quarter.  In addition, the Chairmen of the Audit and Compensation Committees were entitled to an additional quarterly cash fee in the amount of $3,750, while the Chairmen of the Nominating and Governance and Personnel Development Committees were entitled to an additional quarterly cash fee of $1,250.

Equity Based Compensation Paid to Independent Directors

Our compensation policy for independent directors is to grant an annual award of restricted shares based upon a review of equity award values paid by other public companies in the Company's peer group and the Company's market and financial performance in comparison to such peer group companies. For 2017, based upon the Company's performance compared to its peer group, the Compensation Committee recommended and the Board approved an equity award value of approximately $100,000 in restricted stock. In connection therewith, each of our four independent directors was granted for 2017 the amount of 3,992 shares /units of restricted stock pursuant to the Plan, based upon the closing price of $25.05 per share as of March 23, 2017, the date of the grant. The restricted shares/units are subject to vesting whereby no shares will vest during the first year, and then upon the first anniversary date of the award, one-fourth of the shares will vest every three months so that all restricted shares/units will have vested on the second anniversary date of the grant of the award. Notwithstanding the vesting schedule, all of the restricted shares/units are subject to acceleration and will immediately vest in the case of (i) death or disability of the recipient employee, or (ii) a change of control in the Company, as set forth in the Restricted Stock/Unit Plan.

Directors who are our employees do not receive any compensation for their services as Directors.

Other

All Directors are reimbursed for their expenses incurred in connection with attending meetings. We provide liability insurance for our Directors and officers. The cost of this coverage for 2017 was $87,250. We do not offer non-employee Directors travel accident insurance, life insurance or a pension or retirement plan.

Compensation Agreements with Management

On October 23, 2013, we and Stephen C. Taylor entered into a new employment agreement (the “Employment Agreement”), pursuant to which Mr. Taylor continues his employment as our President and Chief Executive Officer. The new Employment Agreement became effective on the same date and Mr. Taylor’s previous employment agreement with us, which was set to expire on October 25, 2013, was terminated in connection therewith.

On April 24, 2015, we entered into an amendment with Mr. Taylor to his Employment Agreement pursuant to which the "modified single trigger" change of control provision was changed to a "double trigger" change of control. Under the "modified single trigger provision", Mr. Taylor could voluntarily terminate the Employment Agreement and for any reason and collect severance benefits. Under the new "double trigger" change of control provision, a change of control must occur followed by the Company or its successor terminating Mr. Taylor's employment other than for cause, death, or disability, or by Mr. Taylor terminating his employment for Good Reason. We discuss the definitions of "Change of Control" and "Good Reason" below, along with Mr. Taylor's severance benefits in connection with these events.

The term of the Employment Agreement is for three years but the agreement contains an “evergreen” feature whereby the agreement is automatically extended on a monthly basis on the last day of each month so that the term of the agreement will always be three years unless written notice of nonrenewal is given by the Company. If a notice of nonrenewal is given, the term of employment then ends three years from the date of that written notice of nonrenewal unless terminated earlier as described below. The Employment Agreement provides for Mr. Taylor to receive a base salary, potential cash bonus, equity compensation, and certain other benefits, which are summarized below.

Base Salary.  Mr. Taylor is entitled to Base Salary which is reviewed annually at the beginning of the year by, and may be increased at the discretion of, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Bonus.  Mr. Taylor will continue to be eligible for an annual cash bonus under the Company’s current Annual Incentive Bonus Plan. Mr. Taylor’s annual bonus opportunity payable upon achievement of “target” levels shall be at least ninety percent (90%) of Base Salary for 2013 and at least one hundred percent (100%) thereafter. The performance metrics, weighting and thresholds for each annual bonus opportunity will be determined by the Company’s Board of Directors or Compensation Committee in good faith following consultation with Mr. Taylor.

Annual Equity Compensation.  Mr. Taylor is eligible for annual grants of equity-based incentive awards under the Company’s equity compensation plans. While the agreement provides an annual equity award grant to Mr. Taylor with an aggregate minimum value equal to 175% of his Base Salary, subject to one-year vesting terms, Mr. Taylor has waived the 175% and one-year vesting requirement for the past three years in order to enable the Compensation Committee to make discretionary and performance based awards with a three-year vesting term (subject to customary acceleration) in keeping with current public company pay practices.

Benefits.  The Company will provide Mr. Taylor such retirement, and other benefits as are customarily provided to similarly situated executives of the Company, including paid vacation, coverage under the Company’s medical, life, disability and other insurance plans, and reimbursement for all reasonable business expenses in accordance with the Company’s expense reimbursement policy.

Termination. The Company or Mr. Taylor may terminate the agreement prior to the expiration of its Term at any time upon written notice.

Severance upon Early Termination. Mr. Taylor will be entitled to the following severance benefits during the first ten years of his employment:

(A) If (i) the Company terminates Mr. Taylor's agreement without Cause (ii) Mr. Taylor terminates the agreement for Good Reason or due to a Change of Control event (as defined below) followed by the Company or its successor terminating Mr. Taylor's agreement without cause or Mr. Taylor terminating the agreement for Good Reason or (iii) Mr. Taylor's employment is terminated due to death or disability, then he will receive (a) a lump sum payment equal to 300% of Base Salary and Annual Bonus; (b) vesting of all unvested equity awards or other long-term incentive compensation; (c) continuation of health insurance benefits and payment of any life insurance premiums for a period of 36 months after termination; and (d) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

(B) If Mr. Taylor's employment is terminated for Cause or he voluntarily resigns, then he will be entitled to any unpaid compensation earned through the date of termination and receipt of any other vested benefits which had not yet been paid prior to the date of termination.

(C) If Mr. Taylor retires in compliance with the Company's retirement policy, then he will be entitled to (i) any unpaid compensation earned through the date of retirement; (ii) vesting of all unvested equity awards or other long-term incentive compensation; and (iii) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

After the tenth anniversary date of Mr. Taylor's employment agreement, in the event the Company delivers to Mr. Taylor a Notice of Nonrenewal and:

(A) his employment is automatically terminated upon the expiration of the remaining three year term, Mr. Taylor shall be entitled to (i) any unpaid compensation earned through the date of retirement; (ii) vesting of all unvested equity awards or other long-term incentive compensation; and (iii) receipt of any other vested benefits which had not yet been paid prior to the date of; or

(B) his employment is terminated prior to the expiration of the remaining three year term, unless said termination is due to Cause, voluntary resignation or retirement, then Mr. Taylor shall be entitled to (i) lump sum payment of his Base Salary at the time of termination for the remainder of the three year term of the agreement; (ii) a lump sum cash payment equal to 100% of the Annual Bonus for each full year (if any) remaining in the three year term, plus a pro-rata portion of such Annul Bonus for any partial remaining year in the three year term; (iii) vesting of all unvested equity awards or other long-term incentive compensation; (iv) continuation of health insurance benefits and payment of any life insurance premiums for the remainder of the three year term of the agreement; and (v) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

Under the Employment Agreement, a "Change of Control" event includes (i) the acquisition by a person, entity or group of related persons or entities of more than 30% of the total voting power in the Company (excluding sales to underwriters in a public offering); (ii) consummation of the sale of 50% or more of the Company's assets; (iii) consummation of a merger or consolidation of the Company with or into an entity unless the voting securities of the Company immediately prior to the merger or consolidation continue to represent more the 70% of the voting power of the surviving entity after the merger or consolidation; and (iv) replacement of at least a majority of the incumbent members of the Company's Board of Directors, excluding directors whose election to the Board was approved by at least a majority of the then incumbent directors, subject to further limited exceptions as set forth in the "Change of Control" definition in Employment Agreement.

Under the Employment Agreement, a "Good Reason" event includes (i) a material diminution of Mr. Taylor's duties, control, authority or status or position or a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors; (ii) a material reduction in Mr. Taylor's compensation; (iii) a material breach by the Company of the Employment Agreement; or (iv) a relocation of more than 50 miles of Mr. Taylor's principal office with the Company or its successor. And in connection with a termination due to Change of Control, the following provisions also constitute “Good Reason” events: (i) a material diminution of Mr. Taylor's duties, control, authority or status or position or a requirement that Mr. Taylor report to a corporate officer or employee instead of reporting directly to the Company's or successor’s board of directors depending on its composition after the change in control; (ii) the failure of the Company or successor to continue in effect any plan in which Mr. Taylor participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement has been made with respect to any such plan on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided; and (iii) a material breach by the Company or its successor of the Employment Agreement or any other material agreement between Mr. Taylor and the Company or its successor.

Non-Competition and Non-Solicitation. In connection with the payment of the severance benefits described above, for a period of two years following Mr. Taylor’s separation from the Company, he may not compete with the Company in any geographic area within a 100 mile radius of a Company owned or leased facility which is Company staffed and actively engaging in business on behalf of the Company.

We do not have any written employment agreements with our other named executive officers.

Limitation on Directors’ and Officers’ Liability

Our Articles of Incorporation provide our Directors and Officers with certain limitations on liability to us or any of our shareholders for damages for breach of fiduciary duty as a Director or officer involving certain acts or omissions of any such Director or Officer.

This limitation on liability may have the effect of reducing the likelihood of derivative litigation against Directors and Officers and may discourage or deter shareholders or management from bringing a lawsuit against Directors and Officers for breach of their duty of care even though such an action, if successful, might otherwise have benefited our shareholders and us.

Our Articles of Incorporation and bylaws provide certain indemnification privileges to our Directors, employees, agents and officers against liabilities incurred in legal proceedings.  Also, our Directors, employees, agents or officers who are successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, are entitled to receive indemnification against expenses, including attorneys’ fees, incurred in connection with the proceeding.

We are not aware of any pending litigation or proceeding involving any of our Directors, Officers, employees or agents as to which indemnification is being or may be sought, and we are not aware of any other pending or threatened litigation that may result in claims for indemnification by any of our Directors, officers, employees or agents.

Even though we maintain Directors’ and Officers’ liability insurance, the indemnification provisions contained in our Articles of Incorporation and bylaws remain in place.

Procedures for Reviewing Certain Transactions

On March 7, 2007, we adopted a written policy for the review, approval or ratification of related party transactions. All of our officers, Directors and employees are subject to the policy. Under this policy, the Audit Committee will review all related party transactions for potential conflict of interest situations. Generally, our policy defines a “related party transaction” as a transaction in which we are a participant and in which a related party has an interest. A “related party” is:

•	any of our Directors, Officers or employees or a nominee to become a Director;

•	an owner of more than 5% of our outstanding common stock;

•	certain family members of any of the above persons; and

•	any entity in which any of the above persons is employed or is a partner or principal or in which such person has a 5% or greater ownership interest.

Approval Procedures

Before entering into a related party transaction, the related party or our department responsible for the potential transaction must notify the CEO or the Audit Committee of the facts and circumstances of the proposed transaction.  If the amount involved is equal to or less than $100,000, the proposed transaction will be submitted to the CEO.  If the amount involved exceeds $100,000, the proposed transaction will be submitted to the Audit Committee.  Matters to be submitted will include:

•	the related party’s relationship to us and interest in the transaction;

•	the material terms of the proposed transaction;

•	the benefits to us of the proposed transaction;

•	the availability of other sources of comparable properties or services; and

•	whether the proposed transaction is on terms comparable to terms available to an unrelated third party or to employees generally.

The CEO or the Audit Committee, as applicable, will then consider all of the relevant facts and circumstances available, including the matters described above and, if applicable, the impact on a director’s independence.  Neither the CEO nor any member of the Audit Committee is permitted to participate in any review, consideration or approval of any related party transaction if such person or any of his or her immediate family members is the related party. After review, the CEO or the Audit Committee, as applicable, may approve, modify or disapprove the proposed transaction. Only those related party transactions that are in, or are not inconsistent with, our best interests and that of our shareholders will be approved.

Ratification Procedures

If one of our officers or Directors becomes aware of a related party transaction that has not been previously approved or ratified by the CEO or the Audit Committee then, if the transaction is pending or ongoing, the transaction must be submitted, based on the amount involved, to either the CEO or the Audit Committee and the CEO or the Audit Committee will consider the matters described above. Based on the conclusions reached, the CEO or the Audit Committee, as applicable, will evaluate all options, including ratification, amendment or termination of the related party transaction. If the transaction is completed, the CEO or the Audit Committee will evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction or any disciplinary action is appropriate, and will request that we evaluate our controls and procedures to determine the reason the transaction was not submitted to the CEO or the Audit Committee for prior approval and whether any changes to the procedures are recommended.

We did not have any related party transactions in 2017 with our Officers or Directors.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

For purposes of the following tables, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person has the right to acquire within 60 days.

The following table indicates the beneficial ownership of our Common Stock as of April 25, 2018 by: (1) each of our current directors and nominees for election; (2) our chief executive officer, principal accounting officer and our other named executive officers (as defined in Item 402(a) (3) of Regulation S-K) (together as a group, the " Named Executive Officers"); and (3) all of our current directors, nominees and executive officers as a group, based on our records and data supplied by each of the current directors, nominees and executive officers.

Name of Beneficial Owner and Position	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors & Nominees Who Are Not Named Executive Officers

John W. Chisholm	18,464 (2)	*
Current Director

Charles G. Curtis	85,085(3)	*
Current Director & Director Nominee

William F. Hughes, Jr.	150,267(4)	1.15%
Current Director

David L. Bradshaw	19,572	*
Current Director

Named Executive Officers

Stephen C. Taylor	446,653(5)	3.41%
Chief Executive Officer, Current Director & Director Nominee
James R. Hazlett	83,034(6)	*
Vice President – Technical Services
G. Larry Lawrence	62,150(7)	*
Chief Financial Officer
All Directors (and nominees) and executive officers as a group (7 persons)	865,225(8)	6.61%

*    Less than one percent.

(1) The number of shares listed includes all shares of common stock owned or indirectly owned by, which vest or may be acquired within 60 days of April 25, 2018 upon exercise of options held by the shareholder (or group), or which vest within 60 days of
April 25, 2018, under outstanding restricted stock units. Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission.  Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers. As of April 25, 2018, none of the shares of common stock owned by our officers and Directors had been pledged as collateral to secure repayment of loans.

(2) Includes 7,500 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan, as amended and restated.

(3) Includes 5,000 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan, as amended and restated.

(4) Includes (i) 110,500 shares of common stock indirectly owned by Mr. Hughes through the William and Cheryl Hughes Family Trust and (ii) 898 shares of common stock held indirectly by a “rabbi trust,” the receipt of which has been deferred by Mr. Hughes to the Company’s Non-qualified Deferred Compensation Plan.  Mr. and Mrs. Hughes are co-trustees of the William and Cheryl Hughes Family Trust and have shared voting and investment powers with respect to the shares held by the trust.  Mr. and Mrs. Hughes are beneficiaries of the trust along with their two children. Does not include 5,461 shares of common stock which may be issued upon the vesting of restricted stock units.

(5) Includes 108,852 shares of common stock that may be acquired upon exercise of stock options granted to Mr. Taylor under our 1998 Stock Option Plan, as amended and restated. Also includes 21,139 shares of common stock held indirectly by a “rabbi trust,” the receipt of which has been deferred by Mr. Taylor pursuant to the Company’s Non-qualified Deferred Compensation Plan. Does not include 70,230 shares of common stock which may be issued upon the vesting of restricted stock units.

(6) Includes 20,000 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan, as amended and restated. Also includes 5,000 shares of common stock held indirectly by a “rabbi trust,” the receipt of which has been deferred by Mr. Hazlett pursuant to the Company’s Non-qualified Deferred Compensation Plan. Does not include 14,000 shares of common stock which may be issued upon the vesting of restricted stock units.

(7) Includes 5,000 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan, as amended and restated. Also includes 5,000 shares of common stock held indirectly by a “rabbi trust,” the receipt of which has been deferred by Mr. Lawrence pursuant to the Company’s Non-qualified Deferred Compensation Plan. Does not include 14,000 shares of common stock which may be issued upon the vesting of restricted stock units.

(8) Includes 146,352 shares of common stock that may be acquired upon exercise of stock options. Does not include 103,691 shares of common stock which may be issued upon the vesting of restricted stock units.

The following table sets forth information as of April 25, 2018 regarding the beneficial owners of more than five percent of the outstanding shares of our Common Stock. To our knowledge, there are no beneficial owners of more than five percent of the outstanding shares of our Common Stock as of April 25, 2018 other than those set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Blackrock, Inc.	891,975(1)	6.82%
40 East 52nd Street
New York, New York 10022

Franklin Resources	977,034(2)	7.47%
One Franklin Parkway
San Mateo, California 94403

Dimensional Fund Advisors	1,087,793(3)	8.31%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746

(1)
As reported in Amendment No. 8 to Schedule 13G filed with the Securities and Exchange Commission on January 25, 2018.  According to the filing, Blackrock, Inc. has the sole voting and dispositive power over the shares reported in the table above.

(2)
As reported in Schedule 13G filed with the Securities and Exchange Commission on February 5, 2018. According to the filing, Franklin Advisory Services, LLC is an indirect wholly owned subsidiary of Franklin Resources, Inc., and it holds investment and voting power over the securities; however economic ownership is held by one or more open‑end investment companies or other managed accounts that are investment management clients of Franklin Advisory Services, LLC or affiliated companies.

(3)
As reported in Amendment No. 6 to schedule 13G filed with the Securities and Exchange Commission in February 9, 2018. According to the filing, Dimensional Fund Advisors holds voting and/or investment power over the shares, but economic ownership is beneficially held by four investment companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, officers and persons who beneficially own more than 10% of our Common Stock to file certain reports of beneficial ownership with the Securities and Exchange Commission.  These reports show the Directors’, officers’ and greater than 10% shareholders' ownership and the changes in ownership of our common stock and other equity securities.  The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the person or entity filing the report.

Based on a review of Section 16(a) filings furnished to us, all transactions in our equity securities required to be reported by Section 16(a) of the Securities Exchange Act of 1934, as amended, were reported on a timely basis, except that Stephen C. Taylor inadvertently failed to timely file a Form 4 reporting the delivery of 15,696 shares of common stock for payment of taxes in connection with the vesting of restricted stock awards. The Form 4 was filed immediately upon discovery of the failure to file.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the integrity of the Company's financial statements; financial reporting processes; compliance with legal and regulatory requirements; the independent registered public accounting firm qualifications and independence; and the performance of the Company's internal accounting functions and independent registered public accounting firm.

The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee reviews with management the financial statements and management’s assessment of internal controls over financial reporting and the Company's risk exposures; reviews with the independent registered accounting firm their independent report on the condition of the company's financial statements; and reviews the activities of the independent registered public accounting firm.  The Audit Committee selects our independent registered public accounting firm each year.  The Audit Committee also considers the adequacy of the Company's internal controls and accounting policies. The Audit Committee performs an annual self-assessment of its performance.  The chairman and members of the Audit Committee are all independent Directors of the Board of Directors within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

The Audit Committee has reviewed and discussed our audited financial statements with our management.  The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees).  In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm matters pertaining to their independence.  Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2016 for filing with the Securities and Exchange Commission.  See “ Proposal 3 - Ratification of Appointment of Independent Registered Accounting Firm ” on page 57 further information.

Respectfully submitted by the Audit Committee,

David L. Bradshaw, Chairman
Charles G. Curtis
William F. Hughes, Jr.

PROPOSAL 2 - CONSIDERATION OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), gives the shareholders the  right to endorse or not endorse the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.  The proposal, commonly known as a “Say On Pay” proposal, gives our shareholders the opportunity to express their views on the Company's executive compensation.

At the Company's annual meeting of shareholders held in June 2011, our shareholders recommended that the advisory vote on the Say-on-Pay of our named executives in our proxy materials be submitted annually, notwithstanding that our Board of Directors recommended that the advisory vote be submitted every third year. In light of the recommendation of the shareholders, we decided to include the Say-on-Pay advisory vote in our proxy materials on an annual basis until the next shareholder vote on the frequency of Say-on-Pay (which is this year - please see Proposal 3 in this Proxy Statement) or our Board of Directors otherwise determines that a different frequency of Say-on-Pay vote is in the best interests of the shareholders.

We are asking our shareholders to indicate whether or not they support the compensation program as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation policies, methodologies and practices described in this proxy statement.  Accordingly, we ask our stockholder to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.”

The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of shareholders.  Our compensation philosophy is to provide an executive compensation program that:

•	rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;

•	is fair and reasonable and appropriately applied to each executive officer;

•	is competitive with compensation programs offered by our competitors; and

•
is appropriately focused on achieving annual financial and operational goals through the Company's cash bonus plan and on maximizing stockholder value over the long term, through grants of restricted shares and stock options.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We are asking the shareholders to ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.  BDO USA, LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.  Shareholder ratification of the appointment is not required under the laws of the State of Colorado, but the Board believes it is important to allow the shareholder to vote on the proposal.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

BDO USA, LLP representatives are expected to attend the 2018 Annual Meeting in person. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Principal Accountant Fees

Our principal accountant for the fiscal years ended December 31, 2015, 2016 and 2017 was BDO USA, LLP.

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of our financial statements for our fiscal years ended December 31, 2016 and 2017 and the review of the financial statements on Forms 10-Q for the fiscal quarters in such fiscal years were approximately $282,796 and $302,171, respectively.

Audit Related Fees

During the years ended December 31, 2016 and 2017, there were no audit related fees.

Tax Fees

We were not billed by nor was there any tax work performed by BDO USA, LLP during the years ended December 31, 2016 or 2017.

All Other Fees

No other fees were billed by BDO USA, LLP, during our fiscal years ended December 31, 2016 and 2017, other than as described above.

Audit Committee Pre-Approval Policies and Procedures

As of the date of this proxy statement, our Audit Committee has not established general pre-approval policies and as of December 31, 2017, our Audit Committee had not established pre-approval policies and procedures for the engagement of our principal accountant to render audit or non-audit services.  However, in accordance with Section 10A(i) of the Exchange Act, our Audit Committee, as a whole, approves the engagement of our principal accountant prior to the accountant rendering audit or non-audit services.

Certain rules of the Securities and Exchange Commission provide that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, subject, however, to a de minimus exception contained in the rules.  The Audit Committee pre-approved all services provided by BDO USA, LLP in 2017 and the de minimus exception was not used.

SHAREHOLDER PROPOSALS

Under SEC Rule 14a-8, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 508 West Wall Street, Suite 550, Midland, Texas 79701 by December 28, 2018, unless the date of our 2019 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2018 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2019 Annual Meeting of Shareholders.  The proposal should be sent to the attention of the Secretary of Natural Gas Services Group.

Rule 14a-4 of the SEC's proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders for the prior year's annual meeting of shareholders or the date specified by an overriding advance notice provision in the company's bylaws. Our bylaws do not contain such an advance notice provision. Accordingly, for our 2019 annual meeting, shareholders' written notices must be received by us before March 13, 2019 for any proposal a shareholder wishes to bring before the meeting but for which such shareholder does not seek to have a written proposal considered for inclusion in the proxy statement and form of proxy. Your notice should be addressed to President, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.

In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because of our relatively small size, to date we have not developed formal processes by which shareholders or other interested parties may communicate directly with Directors.  Until formal procedures are developed and posted on our website (www.ngsgi.com), any communication to one or more members of our Board of Directors may be made by sending them in care of Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  Shareholders should clearly note on the mailing envelope that the letter is a “Shareholder-Board Communication.”  All such communications will be forwarded to the intended recipients.

OTHER MATTERS

Our Board of Directors does not know of any matters to be presented at the meeting other than the matters set forth herein. If any other business should come before the meeting, the person’s named in the enclosed proxy card will vote such proxy according to their judgment on such matters.

New York Stock Exchange Certification. We listed our common stock on the New York Stock Exchange in October 2008. The certification of our Chief Executive Officer required by the NYSE Listing Standards, Section 303A.12(a), relating to our compliance with the NYSE Corporate Governance Listing Standards, was submitted to the NYSE on June 5, 2017, in connection with our listing on the exchange. The certifications of our Chief Executive Officer and Principal Accounting Officer required by the SEC in connection with our Annual Report on Form 10-K for the year ended December 31, 2017, were submitted to the SEC on March 9, 2018, with our Annual Report on Form 10-K.

You may obtain our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, without charge upon written request to Stephen C. Taylor, President, at Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  In addition, the exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, may be obtained by any shareholder upon written request to Mr. Taylor.

In addition, we use our website as a channel of distribution for company information.  We make available free of charge on the Investor Relations section of our website (www.ngsgi.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We also make available through our website other reports filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics and the charters to our various Committees of our Board of Directors.  We do not intend for information contained in our website to be part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
April 30, 2018	/s/ Stephen C. Taylor
Midland, Texas	Stephen C. Taylor Chairman of the Board, President and Chief Executive Officer